Exhibit 3.1

BABYLON HOLDINGS LIMITED

ARTICLES OF ASSOCIATION

Adopted by Special Resolution on 24 February 2021

21.	NOTICE OF GENERAL MEETINGS	37

22.	PROCEEDINGS AT GENERAL MEETINGS	37

23.	VOTE OF HOLDERS	38

24.	CORPORATIONS ACTING BY REPRESENTATIVES	39

25.	RESOLUTIONS IN WRITING	40

26.	NUMBER OF DIRECTORS	40

27.	ALTERNATE DIRECTORS	40

28.	DISQUALIFICATION AND PROCEEDINGS AT MEETINGS OF DIRECTORS	40

29.	POWERS OF DIRECTORS	42

30.	REMUNERATION OF DIRECTORS	42

31.	DIRECTORS’ EXPENSES	42

32.	DIRECTORS’ APPOINTMENTS AND INTERESTS	43

33.	DIRECTORS’ GRATUITIES AND PENSIONS	44

34.	PROCEEDINGS OF DIRECTORS	44

35.	LIEN	44

36.	CALLS ON SHARES AND FORFEITURE	45

37.	PARTLY PAID SHARES	46

38.	INDEMNITY	46

39.	SECRETARY	47

40.	MINUTES	47

41.	DISTRIBUTIONS	47

42.	ACCOUNTS AND AUDITS	48

43.	CAPITALISATION OF PROFITS	48

44.	NOTICES	48

THE COMPANIES (JERSEY) LAW 1991

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

BABYLON HOLDINGS LIMITED

1.	INTERPRETATION

1.1	The following definitions and rules of interpretation apply in these Articles:

“2019 Shareholders’ Agreement” means the shareholders’ agreement entered into among certain of the Holders dated on or around the Completion.

“A Ordinary Shareholders” means the Holders of A Ordinary Shares.

“A Ordinary Shares” means the A ordinary shares of $0.00001277 each in the capital of the Company having the rights set out in Articles 3, 4 and 4A.

“Acting in Concert” has the meaning given to it in the City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers (as amended).

“Adjustment Event” means any issue of Shares or other securities of the Company by way of capitalisation of profits or reserves, or any consolidation or sub-division of Shares.

“ALP” means ALP Partners Limited, a company incorporated and registered in Jersey with no. 114474 whose registered office is at 31 Esplanade, St Helier, Jersey JE1 1FT.

“Alternate Director” means any alternate director of the Company appointed in accordance with these Articles.

“AP” means Ali Parsadoust, a Shareholder.

“Arrears” means in relation to any Share, all arrears of any dividend in respect of that Share, which has been declared by the Board but remains unpaid.

“Articles” means these articles of association as amended from time to time.

“Asset Sale” has the meaning given in Article 4.2.

“Associate” means in relation to any relevant person:

(a)	in relation to a relevant person that is a natural person:

(i)

the spouse, civil partner, mother, father, grandmother, grandfather, brother, sister, child (including adopted child or stepchild) or other lineal descendant of the relevant person, in each case who are not minors or legally incapacitated (a “Privileged Relation”);

(ii)	the trustees of any Family Trust and where a relevant person is a company (or the liquidator of such company) wholly owned by a Family Trust this shall include the trustees of that Family Trust;

(iii)	any beneficiaries of a Family Trust who are Privileged Relations;

(iv)	any company wholly owned by a Family Trust;

(v)	any nominee or bare trustee for the relevant person or any other Associate;

(vi)	any body corporate that is wholly owned or controlled by the relevant person or any other Associate; and

(vii)	any body corporate that the relevant person or their Associates has a Controlling Interest in;

(b)

in relation to a relevant person that is a body corporate, any other body corporate which is for the time being its subsidiary or holding company or another subsidiary of its holding company (each, “a Corporate Group Member”); and

(c)

in relation to a relevant person which is an entity whose business is managed by a Fund Manager (including a Fund, partnership, company, syndicate or other entity) (an “Investment Fund”) or a government fund:

(i)

any participant or partner in or member or shareholder of any such Investment Fund or the holders of any unit trust which is a participant or partner in or member of any Investment Fund (but only in connection with the dissolution of the Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business);

(ii)	the Fund Manager and/or any Investment Fund managed or advised by that Fund Manager;

(iii)	any parent undertaking or subsidiary undertaking of that Fund Manager, or any subsidiary undertaking of any parent undertaking of that Fund Manager,

(each of the above in paragraphs (i) to (iii) being a “Fund Group Member”).

“Auditors” means the Company’s auditors from time to time.

“Available Profits” means the means profits lawfully available for distribution in accordance with the UK Companies Act 2006.

“B Ordinary Shareholders” means the Holders of B Ordinary Shares.

“B Ordinary Shares” means the B ordinary shares of $0.00001277 each in the capital of the Company having the rights set out in Articles 3, 4 and 4A.

“Bad Leaver” means any Employee Shareholder or a G Shareholder, as applicable, who, at any time after the Date of Original Adoption, becomes a Departing Employee Shareholder or a Departing Representative Director or a Departing G Shareholder, as applicable, by reason of:

(a)	his/her dismissal for gross misconduct; or

(b)	his/her resignation in circumstances where any member of the Group would properly have been entitled to dismiss him/her for gross misconduct; or

(c)	in the case of a Director, ceasing to be employed by, or ceasing to hold the office of Director of, any Group Company other than by reason of:

(i)

his/her leaving employment for reasons of ill health or disability as certified to the Board’s reasonable satisfaction by an independent doctor or where the death or long term illness or disability of a spouse, parent, long term partner or child of his makes it reasonably necessary for him/her to provide care by himself/herself to that spouse, parent, partner or child;

(ii)	his/her dismissal by reason of redundancy;

(iii)	his/her death; or

(iv)	his/her retirement at 65 years of age,

save that, in respect of a G Shareholder who is not engaged as an employee, this definition of Bad Leaver shall be interpreted to include circumstances substantially equivalent to those specified at (i) to (iii) above as the Board may deem reasonably necessary in the context of the G Shareholder’s status as a non-employee.

“Board” means the board of Directors and any committee of the board constituted for the purpose of taking any action or decision contemplated by these Articles.

“Bonus Issue” or “Reorganisation” means any return of capital, bonus issue of shares or other securities of the Company by way of capitalisation of profits or reserves (other than a capitalisation issue in substitution for or as an alternative to a cash dividend which is made available to the Series C Preferred Shareholders) or any consolidation or sub-division or any repurchase or redemption of shares (other than Series C Preferred Shares) or any variation in the subscription price or conversion rate applicable to any other outstanding shares of the Company, in each case other than (i) any Relevant Reorganisation or (ii) in respect of the grant of options under any Employee Incentive Scheme.

“Business Day” means a day (other than a Saturday, Sunday or public holiday) when clearing banks in the City of London and Jersey are open for the transaction of normal banking business.

“Company” means Babylon Holdings Limited incorporated under the Law with registered number 115471 in respect of which these Articles have been registered.

“Completion” means the first date on which any Series C Preferred Shareholders become members of the Company.

“Controlling Interest” means an interest in shares giving to the Holder or holders control of the Company within the meaning of “control” given in section 1124 of the UK Corporation Tax Act 2010.

“Date of Original Adoption” means 1 August 2019;

“Departing Employee Shareholder” means an Employee Shareholder who ceases, or has ceased, to be a director or employee of the Company (or any other Group Company) and does not continue as, or become, a director or employee of any other Group Company.

“Departing G Shareholder” means a G Shareholder who ceases, or has ceased, to be a consultant, director or employee of the Company (or any other Group Company) and does not continue as, or become, a consultant, director or employee of any other Group Company.

“Departing Representative Director” means a Departing Employee Shareholder who is also a Director appointed by a Shareholder pursuant to Articles 32.4 and/or 32.5 and/or 32.6, and where such appointing Shareholder continues to hold Shares in the Company after the Termination Date.

“Director” means a director of the Company from time to time.

“Employee Incentive Scheme” means the Babylon Holdings Limited Long Term Incentive Plan adopted by the Company on or around 15 January 2016 (together with any other employee incentive scheme established by the Company from time to time pursuant to which the Company may allot and issue Shares or grant options to subscribe for Shares to consultants, employees and directors of any member of the Group).

“Employee Shareholder” means a Shareholder who is, or has been, a director and/or an employee of any Group Company, but which does not include AP.

“Employee Shares” means any Shares owned by an Employee Shareholder issued pursuant to the Employee Incentive Scheme or otherwise.

“Encumbrance” means any mortgage, charge, security, interest, security interest, lien, pledge, hypothecation assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including, without limitation, any retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law).

“Exit” means the consummation of a Share Sale, Asset Sale, return of capital on liquidation, Merger or an IPO.

“Family Trust” means as regards any particular relevant person, a trust (whether arising under a settlement, declaration of trust or other instrument by whomsoever or wheresoever made or under a testamentary disposition or on an intestacy) where the beneficiaries are limited to the relevant person and/or Privileged Relations of that relevant person or a charity (or the spouse or civil partner of the relevant Privileged Relation); and a person shall be considered to be a beneficiary of such a trust if the person is expressed to be a beneficiary of the Family Trust and can, either on a fixed basis or pursuant to the exercise of discretion by the trustees, receive, be paid or have applied, transferred or appointed to or for the benefit of such person any income or capital of the trust fund or in relation to any voting or other rights attaching to a Share which is a trust asset, that such votes or other rights are exercisable by or as directed by such person pursuant to the terms of the relevant trusts or in consequence of an exercise of a power or discretion conferred thereby on any person and a Family Trust set up by AP shall be a Family Trust as regards any Associate of AP (and AP shall for these purposes only be treated as the relevant person for determining a trust to be a Family Trust).

“Foundation” means Nedgroup Trust (Jersey) Limited as trustee of the Parsa Family Foundation of 31 Esplanade, St Helier, Jersey JE2 3QA.

“Fractional Holders” has the meaning given in Article 15.9.

“Fund” means a collective investment scheme (which, for the avoidance of doubt, shall include Hoxton for so long as such person holds any Shares).

“Fund Group Member” has the meaning given under the definition of “Associate” above.

“Fund Manager” means a person whose principal business is to make, manage or advise upon investments in securities, provided that the Fund Manager itself is a Corporate Group Member of the relevant person.

“G Fractional Holders” has the meaning given in Article 16.8.

“G Shareholders” means the Holders of G Shares.

“G Share Market Value” means the fair market value of a G Share as determined by the Board in its good faith discretion at the relevant time having regard to such factors as the Board considers to be relevant, including but not limited to the applicable Growth Threshold and, if the Board considers it appropriate, any Internal Valuation. The Board’s determination of the G Share Market Value shall be final and binding on the parties.

“G Shares” means together the G1 Shares, G2 Shares, G3 Shares, G4 Shares, G5 Shares, G6 Shares, G7 Shares and G8 Shares.

“Good Leaver” means any Employee Shareholder or G Shareholder as applicable who at any time after the Date of Original Adoption becomes a Departing Employee Shareholder or a Departing Representative Director or a Departing G Shareholder, as applicable, and is not a Bad Leaver.

“Governmental Entity” means, in relation to anywhere in the world, any supranational, state, municipal or local government (including any sub-division, court, administrative agency or commission or authority thereof) or any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Group” means the Company and each and any of its subsidiary undertakings from time to time, and “Group Company” shall be construed accordingly.

“Growth Threshold” means in relation to G Shares, the growth threshold applicable to the relevant class of G Shares, being each of the G1 Growth Threshold, the G2 Growth Threshold, the G3 Growth Threshold, the G4 Growth Threshold, the G5 Growth Threshold, the G6 Growth Threshold, the G7 Growth Threshold and the G8 Growth Threshold.

“G1 Growth Threshold” means the aggregate amount determined by the Directors, prior to the issue of any G1 Shares as being the G1 Growth Threshold provided that the G1 Growth Threshold may be adjusted from time to time by the Board in such manner as it may determine, acting fairly and reasonably, in order to take into account any Adjustment Event, acquisition, disposal, distribution or sale of less than all of the outstanding Shares (or any other event or circumstance which relates to or affects the Company’s share capital or value thereof).

“G2 Growth Threshold ” means the aggregate amount determined by the Directors, prior to the issue of any G2 Shares as being the G2 Growth Threshold provided that the G2 Growth Threshold may be adjusted from time to time by the Board in such manner as it may determine, acting fairly and reasonably, in order to take into account any Adjustment Event, acquisition, disposal, distribution or sale of less than all of the outstanding Shares (or any other event or circumstance which relates to or affects the Company’s share capital or value thereof).

“G3 Growth Threshold ” means the aggregate amount determined by the Directors, prior to the issue of any G3 Shares as being the G3 Growth Threshold provided that the G3 Growth Threshold may be adjusted from time to time by the Board in such manner as it may determine, acting fairly and reasonably, in order to take into account any Adjustment Event, acquisition, disposal, distribution or sale of less than all of the outstanding Shares (or any other event or circumstance which relates to or affects the Company’s share capital or value thereof).

“G4 Growth Threshold ” means the aggregate amount determined by the Directors, prior to the issue of any G4 Shares as being the G4 Growth Threshold provided that the G4 Growth Threshold may be adjusted from time to time by the Board in such manner as it may determine, acting fairly and reasonably, in order to take into account any Adjustment Event, acquisition, disposal, distribution or sale of less than all of the outstanding Shares (or any other event or circumstance which relates to or affects the Company’s share capital or value thereof).

“G5 Growth Threshold ” means the aggregate amount determined by the Directors, prior to the issue of any G5 Shares as being the G5 Growth Threshold provided that the G5 Growth Threshold may be adjusted from time to time by the Board in such manner as it may determine, acting fairly and reasonably, in order to take into account any Adjustment Event, acquisition, disposal, distribution or sale of less than all of the outstanding Shares (or any other event or circumstance which relates to or affects the Company’s share capital or value thereof).

“G6 Growth Threshold ” means the aggregate amount determined by the Directors, prior to the issue of any G6 Shares as being the G6 Growth Threshold provided that the G6 Growth Threshold may be adjusted from time to time by the Board in such manner as it may determine, acting fairly and reasonably, in order to take into account any Adjustment Event, acquisition, disposal, distribution or sale of less than all of the outstanding Shares (or any other event or circumstance which relates to or affects the Company’s share capital or value thereof).

“G7 Growth Threshold ” means the aggregate amount determined by the Directors, prior to the issue of any G7 Shares as being the G7 Growth Threshold provided that the G7 Growth Threshold may be adjusted from time to time by the Board in such manner as it may determine, acting fairly and reasonably, in order to take into account any Adjustment Event, acquisition, disposal, distribution or sale of less than all of the outstanding Shares (or any other event or circumstance which relates to or affects the Company’s share capital or value thereof).

“G8 Growth Threshold ” means the aggregate amount determined by the Directors, prior to the issue of any G8 Shares as being the G8 Growth Threshold provided that the G8 Growth Threshold may be adjusted from time to time by the Board in such manner as it may determine, acting fairly and reasonably, in order to take into account any Adjustment Event, acquisition, disposal, distribution or sale of less than all of the outstanding Shares (or any other event or circumstance which relates to or affects the Company’s share capital or value thereof).

“G1 Shares” means the G1 ordinary redeemable Shares of $0.00001277 each.

“G2 Shares” means the G2 ordinary redeemable Shares of $0.00001277 each.

“G3 Shares” means the G3 ordinary redeemable Shares of $0.00001277 each.

“G4 Shares” means the G4 ordinary redeemable Shares of $0.00001277 each.

“G5 Shares” means the G5 ordinary redeemable Shares of $0.00001277 each.

“G6 Shares” means the G6 ordinary redeemable Shares of $0.00001277 each.

“G7 Shares” means the G7 ordinary redeemable Shares of $0.00001277 each.

“G8 Shares” means the G8 ordinary redeemable Shares of $0.00001277 each.

“Holder” or “Shareholder” means in relation to Shares, the member whose name is entered in the register of members of the Company as the Holder of those Shares.

“Hoxton” means Hoxton Ventures Fund I, L.P. and, to the extent that any Shares are transferred to such person in accordance with these Articles, any Fund Group Member of Hoxton Ventures Fund I, L.P.

“Hoxton 2016 Subscription” means the subscription of 1,705 B Ordinary Shares by Hoxton on 15 January 2016.

“Hoxton Shares” means the 1,705 B Ordinary Shares issued pursuant to the Hoxton 2016 Subscription.

“Hurdle Amount” means the sum of £20,629,116.63.

“Independent Expert” means an independent firm of internationally recognised accountants (acting as an expert and not as an arbitrator).

“Internal Valuation” means a valuation of the Company or any class of Shares of the Company prepared by the Company, an independent appraiser or any Company advisor, including, any such valuation obtained or prepared for purposes of determining the number of shares subject to any option to purchase Shares to be granted to an employee of the Group .

“Investor Shareholder” means any person who is an Investor Shareholder pursuant to any shareholders’ agreement in force between any of the Shareholders and the Company from time to time.

“IPO” means the admission or the grant of permission for dealings of any part of the share capital of the Company to the Official List of Financial Conduct Authority, the New York Stock Exchange, NASDAQ or any other investment exchange approved in accordance with any shareholders’ agreement in force between the Shareholders and the Company from time to time.

“IPO Value” means the aggregate proceeds achieved in connection with an IPO, net of underwriting discounts and commissions.

“Kinnevik” means Kinnevik Online AB, a company incorporated in accordance with the laws of Sweden under registration number 556815-4958, the registered office of which is at P.O. Box 2094, SE- 103 13 Stockholm, Sweden.

“Kinnevik 2016 Subscription” means the subscription of 74,546 B Ordinary Shares by Kinnevik on 15 January 2016.

“Kinnevik 2017 Subscription” means the subscription of 52,573 B Ordinary Shares by Kinnevik on or around 13 April 2017 as a result of the conversion of certain loans, including interest, made by Kinnevik to the Company.

“Kinnevik Shares” means the 74,546 B Ordinary Shares issued pursuant to the Kinnevik 2016 Subscription and the 52,573 B Ordinary Shares issued pursuant to the Kinnevik 2017 Subscription.

“Law” means the Companies (Jersey) Law 1991 including any statutory modification or re- enactment thereof for the time being in force.

“MENA Based” means, in respect of a person that is a (i) body corporate, organized, established, formed, domiciled, or incorporated in a MENA Nation, or (ii) natural person, resident or domiciled in or a citizen of (whether solely or together with any other residency or domiciliation), a MENA Nation; provided that for purposes of the above, a person shall not be considered a resident of a MENA Nation by virtue of having a second home or residence in such MENA Nation, provided that on average (by reference to the previous two-year period) such Person spends no more than two months of the year (in total, whether consecutive or not) in such MENA Nation:

“MENA Nation” means the following countries or territories: Algeria, Bahrain, Djibouti, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Morocco, Oman, Palestine, Qatar, Saudi Arabia, Sudan, Syria, Tunisia, Turkey, United Arab Emirates, and Yemen;

“Merger” means a merger or consolidation with an unaffiliated third party in which the Company is a party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation;

“Minimum G Share Redemption Amount” means, in respect of a G Share, an amount equal to the lesser of (x) the subscription amount or purchase price, if any, paid by the Holder of such G Share for such G Share and (y) the G Share Market Value.

“Office” means the registered office of the Company.

“Ordinary Resolution” means a resolution of the Company either in general meeting passed by a simple majority of the votes cast at that meeting or in writing in accordance with Article 23.

“Permitted PIF Transfer” has the meaning given to it in Article 6A.2.

“PIF” means The Public Investment Fund, a government fund established by virtue of Royal Decree No. (24/M) dated 25/06/1391H, (corresponding to 16/08/1971G), having its registered office at Alra’idah Digital City. Building CS01, A1 Nakhil District, P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.

“Preference Amount” means a price per Series C Preferred Share equal to the Series C Issue Price together with a sum equal to any Arrears.

“Qualifying IPO” means a bona fide underwritten public offering of the Company’s ordinary shares (or the ordinary shares of a new holding company inserted into the Group for the purposes of the IPO) on a reputable, internationally recognised stock exchange with aggregate proceeds in excess of US$ 300.000.000 (of which up to fifty per cent (50%) may be from secondary sales), net of underwriting discounts and commissions, and a price per share of no less than 1.5 x the Series C Issue Price or, with the consent of the Series C Largest Shareholder, 1.0 x the Series C Issue Price.

“Qualifying Stake” means a holding of at least ten per cent (10%) by number of the issued Shares (save in the case of the holders of A Ordinary Shares, a holding of at least ten per cent (10%) of voting rights) in the Company.

“Qualifying Stakeholder” means any Investor Shareholder who is a Qualifying Stakeholder pursuant to any shareholders’ agreement in force between any of the Shareholders and the Company from time to time.

“RA” has the meaning given in Article 10.

“Relevant Activity” means:

(a)

the production, manufacture, distribution or sale of alcoholic beverages, tobacco products, or pork products, in each case, excluding revenues attributable to restaurants, healthcare or wellbeing businesses, hotel businesses or event venues where such alcoholic beverages, tobacco products or pork products are sold in the ordinary course of business;

(b)

the production, distribution, or sale of pornographic content and/or the operation or provision of adult entertainment establishments or services (such establishments and services to include, by way of example, strip clubs), as such terms are commonly understood in the applicable markets (excluding, for clarity, the provision of data or media streams and services where pornographic content is offered alongside non-pornographic content in the ordinary course of business);

(c)

the production, manufacture, distribution or sale of any gambling or gaming equipment or the operation or provision of any casinos, gambling, or gaming establishments or services (excluding, for clarity, the provision of data or media streams and services related thereto to the extent that the Company is not directly undertaking any gaming or gambling activities). For the avoidance of doubt, this shall exclude insurance companies operating in the ordinary course, or firms (such as asset managers) that may invest in businesses that undertake such activities; or

(d)

the manufacture, distribution or sale of weapons or armaments (other than the manufacture, distribution or sale of computer technology, communications equipment, software, medical supplies, vaccines or similar items).

“Relevant Reorganisation” means a conversion of A Ordinary Shares and B Ordinary Shares into one class of ordinary shares in accordance with the terms of any shareholders’ agreement in force between any of the Shareholders and the Company from time to time.

“Relevant Securities” means any Shares or other securities convertible into, or carrying the right to subscribe for Shares, issued by the Company after the date on which these Articles are adopted, but excluding:

(a)

B Ordinary Shares issued under the Employee Incentive Scheme and any Shares (including but not limited to G Shares) or options to subscribe for Shares granted to employees, consultants or directors of the Company or any member of the Group with the approval of the Board from time to time;

(b)	any new securities which the Company is required to issue by reason of a right specifically attached to Shares under these Articles (including but not limited to Anti-Dilution Shares); and

(c)	new securities issued in order to effect any Relevant Reorganisation.

“Relevant Transaction” has the meaning given to it in Article 6A.2.

“Restricted Party” has the meaning given to it in the 2019 Shareholders’ Agreement.

“Sale Shares” means the Shares specified or deemed to be specified for sale in a Transfer Notice or Deemed Transfer Notice.

“Sale Proceeds” means the consideration paid (including any deferred and/or contingent consideration) whether in cash or otherwise to those Holders selling Shares pursuant to a Share Sale (less any fees and expenses paid by the selling Holders under that Share Sale).

“Seller” means a Shareholder offering Shares for sale pursuant to a Transfer Notice.

“Series C Issue Price” means US$1.706802577 (if applicable, adjusted as referred to in Article 17.3).

“Series C Majority” means the Holders of a majority of the Series C Preferred Shares from time to time.

“Series C Largest Shareholder” means PIF until such time as it ceases to hold fifty per cent (50%) or more of the Series C Preferred Shares issued to it at the time of its first subscription for Shares.

“Series C Preferred Shareholders” means the Holders of Series C Preferred Shares.

“Series C Preferred Shares” means the series C preferred shares of $0.00001277 each in the capital of the Company having the rights set out in these Articles.

“Share” means a share in the capital of the Company.

“Share Sale” means the sale of any of the Shares (in one transaction or as a series of transactions) which will result in the buyer of those Shares (or grantee of that right) and persons Acting in Concert with him together acquiring Shares holding a majority of the voting rights in the Company or the ability to appoint a majority of Directors, except where: (a) the Shareholders and the proportion of Shares held by each of them following completion of the sale are the same as the Shareholders and their shareholdings in the Company immediately before the sale, (b) the sale is to Associates of Shareholders, and for these purposes, none of the Shareholders shall be deemed to be Acting in Concert with each other.

“Special Resolution” means a resolution of the Company either in general meeting passed by not less than seventy-five per cent (75%) of the votes cast at that meeting or in writing in accordance with Article 25, and for the purposes of Article 90(1 A)(b) of the Law the majority required to pass a special resolution shall be 75%.

“Specified Person” means a person that:

(a)	is MENA Based or, in the case of a body corporate, has its head office in a MENA Nation;

(b)	is, directly or indirectly, legally or beneficially, controlled by a person that is MENA Based;

(c)	is a Governmental Entity or an entity directly or indirectly owned (legally or beneficially) or controlled by a Governmental Entity of a MENA Nation;

(d)	together with its affiliates, has a majority of its operations in, or revenues generated from or attributable to, business activities in the MENA Nations;

(e)	to the best of the Company’s knowledge and belief, is acting or purporting to act on behalf of any of the persons listed in (a) to (d) (inclusive) above; or

(f)

is a Sanctioned Person (to be defined based on (i) OFAC, or the US Government’s Denied Persons List, Entities List, Debarred Parties List and Terrorism Exclusion List; (ii) the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury; (iii) the European Union Restricted Person Lists issued pursuant to Council Regulation (EC) No. 881/2002 of 27 May 2002, Council regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CF SP of 17 October 2005; (iv) the United Nations Consolidated List established and maintained by the 1267 Committee; and (v) any similar official list maintained by any Governmental Entity in the Kingdom of Saudi Arabia, each as amended, supplemented or substituted from time to time), not including, in the case of (a) – (d) above, any person who is a Shareholder at the Date of Original Adoption.

“Stakeholder	Majority” means the Holders of eighty-five per cent (85%) of the voting rights in the Company.

“Termination	Date” means:

(a)	where employment ceases by virtue of notice given by the employer to the employee, the date on which such notice expires;

(b)	where a contract of employment is terminated by the employer and a payment is made in lieu of notice, the date on which notice of termination was served;

(c)	where an Employee Shareholder dies, the date of his death;

(d)	where the Employee Shareholder concerned is a director but not an employee, the date on which his appointment with the Company is terminated,

and, in any other case, the date on which the Employee Shareholder ceases to be an employee of any Group Company.

“Transfer Notice” means a notice in writing given by any Shareholder to the Company where that Shareholder desires, or is required by these Articles, to transfer (or enter into an agreement to transfer) any Shares. Where such notice is deemed to have been served, it shall be referred to as a “Deemed Transfer Notice”.

“Unvested” in respect of G Shares means a Holder’s G Shares that have not Vested.

“Vested” in respect of G Shares means (i) those G Shares that have vested in the Holder thereof at the times and in accordance with the vesting schedule set out in the applicable subscription agreement pursuant to which the G Shares were issued or such greater number of such Holder’s G Shares as may be determined by the Board in its discretion; and (ii) if no such vesting schedule has been set in respect of a Holder’s G Shares, 100 per cent. of such Holder’s G Shares.

“Vostok” means VNV (Cyprus) Limited, (formerly known as Vostok New Ventures (Cyprus) Limited), a company incorporated and registered in Cyprus, whose principal place of business is at 1 Lampousas Street, PC 1095, Nicosia, Cyprus.

“2016/2017 Subscribers” means Kinnevik pursuant to the Kinnevik 2016 Subscription and the Kinnevik 2017 Subscription and Hoxton pursuant to the Hoxton 2016 Subscription.

1.2	Article headings shall not affect the interpretation of these Articles.

1.3	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	A reference in these Articles to an Article is a reference to the relevant numbered Article of these Articles unless expressly provided otherwise.

1.6

A reference to a statute or statutory provision is a reference to it as amended, extended or re- enacted from time to time. A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.7

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.8	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the UK Companies Act 2006.

1.9	The Standard Table prescribed pursuant to the Law shall not apply to the Company and is expressly excluded in its entirety.

1.10	References to bankruptcy shall include the meaning given to such term in the Interpretation (Jersey) Law 1954, as amended.

2.	SHARE CAPITAL

2.1

Unless the context requires otherwise, references in these Articles to shares of a particular class shall include shares created and/or issued after the Date of Original Adoption and ranking pari passu in all respects (or in all respects except only as to the date from which those shares rank for distribution) with the shares of the relevant class then in issue.

2.2

Except as provided in these Articles, the A Ordinary Shares, the B Ordinary Shares, the Series C Preferred Shares and the G Shares shall rank pari passu in all respects but shall constitute separate classes of Shares.

2.3

Subject to the provisions of the Law and the provisions of (a) any shareholders’ agreement or subscription agreement in force between any of the Shareholders and the Company from time to time, (b) these Articles (c) and any special rights attached to any existing Shares, any Share may be issued with such rights or restrictions as the Company may by Special Resolution determine.

2.4

Subject to the provisions of the Law and these Articles, the Company may issue Shares which are to be redeemed, or are liable to be redeemed, at the option of the Company or at the option of the Holder holding such redeemable Shares provided always that there shall be at least one non-redeemable Share in issue at all times.

2.5

The Company may exercise the powers of paying commissions conferred by the Law. Subject to the provisions of the Law, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid Shares or partly in one way and partly in the other.

2.6

Save as required by law, no person shall be recognised by the Company as holding any Share upon any trust and (save as otherwise provided in these Articles or by law) the Company shall not be bound by or recognise (even when having notice thereof) any interest in any Share save an absolute right of the Holder of such Share to the entirety thereof.

2.7	The Company shall not be required to enter the names of more than four joint Holders in respect of any Share in the register of members of the Company.

3.	RIGHTS ATTACHING TO THE SHARES

The rights attached to the Shares are as follows:

(a)	as regards capital, the Shares shall have the rights set out in Articles 4 and 4A;

(b)	as regards voting:

(i)	the A Ordinary Shares in issue at any time shall (as a separate class) carry fifty per cent (50%) of the total voting rights of the Shares;

(ii)

the B Ordinary Shares and the Series C Preferred Shares in issue at any time shall (as if the B Ordinary Shares and the Series C Preferred Shares constituted one and the same class) carry fifty per cent (50%) of the total voting rights of the Shares; and

(iii)	the G Shares shall not carry any voting rights;

(c)	as regards appointment of Directors, the Shares shall have the rights set out in Articles 32.4, 32.5 and 32.6;

(d)

the Holders except the Holders of G Shares shall be entitled to receive notice of, attend and speak at any general meeting of the Company and (save as otherwise provided by these Articles or by law) shall only be entitled to vote by way of a poll or written resolution as follows:

(i)

at a general meeting, each A Ordinary Shareholder who (being an individual) is present in person or by proxy (whether by one or more proxies) or (being a corporation) is present by a duly authorised representative or proxy (whether by one or more proxies) shall vote on a poll and. following all votes of the A Ordinary Shareholders cast on a poll having been calculated, the A Ordinary Shareholders shall vote as a collective block on all resolutions based on a simple majority of the votes cast by the A Ordinary Shareholders, with such block vote carrying fifty per cent (50%) of the total voting rights of the Shares;

(ii)

on a vote on a written resolution of the Shareholders generally, the A Ordinary Shareholders shall vote on all resolutions as a collective block based on a simple majority of the votes cast by the A Ordinary Shareholders, with such block vote carrying fifty per cent (50%) of the total voting rights of the Shares;

(iii)

on a class resolution proposed at a class meeting or circulated as a written resolution in respect of a class meeting, every A Ordinary Shareholder shall have one vote in respect of each such A Ordinary Share of which he is the Holder;

(iv)

at a general meeting every B Ordinary Shareholder and Series C Preferred Shareholder who (being an individual) is present in person or by proxy (whether by one or more proxies) or (being a corporation) is present by a duly authorised representative or proxy (whether by one or more proxies) shall, on a poll, be attributed such number of votes for each B Ordinary Share and each Series C Preferred Share of which he is the Holder based proportionately on the number of B Ordinary Shares and Series C Preferred Shares in issue at that time, such that the total votes capable of being cast by the B Ordinary Shareholders and the Series C Preferred Shareholders in the aggregate (as if the B Ordinary Shares and the Series C Preferred Shares constituted one and the same class) shall carry fifty per cent (50%) of the total voting rights of the Shares;

(v)

on a vote on a written resolution, every B Ordinary Shareholder and Series C Preferred Shareholder shall be attributed such number of votes for each B Ordinary Share and each Series C Preferred Share of which he is the Holder based proportionately on the number of B Ordinary Shares and Series C Preferred Shares in issue at that time, such that the total votes capable of being cast by the B Ordinary Shareholders and the Series C Preferred Shareholders in the aggregate (as if the B Ordinary Shares and the Series C Preferred Shares constituted one and the same class) shall carry fifty per cent (50%) of the total voting rights of the Shares;

(vi)

on a class resolution proposed at a class meeting or circulated as a written resolution in respect of a class meeting, every B Ordinary Shareholder shall have one vote in respect of each such B Ordinary Share of which he is the Holder; and

(vii)

on a class resolution proposed at a class meeting or circulated as a written resolution in respect of a class meeting, every Series C Preferred Shareholder shall have one vote in respect of each such Series C Preferred Share of which he is the Holder; and

(e)

any amounts which the Company determines to distribute in respect of any period shall be paid to the Holders of the A Ordinary Shares, the B Ordinary Shares, and the Series C Preferred Shares, in accordance with the proportions set out in Article 4, save that any Employee Shares shall be subject to the restrictions contained in any Share subscription agreement relating to such Employee Shares and/or pursuant to the Employee Incentive Scheme and save as set out in these Articles the G Shares shall not be entitled to receive any such distribution or dividend from the Company.

4.	RETURN OF CAPITAL

4.1	On any return of capital on liquidation or where Article 4.2 applies, the assets of the Company available for distribution shall be distributed:

(a)

first, in paying to each of the Series C Preferred Shareholders, in priority to any other classes of Shares, an amount per Series C Preferred Share held equal to the Preference Amount (or if greater, the amount that the Series C Preferred Shareholders would receive on conversion of their Series C Preferred Shares to B Ordinary Shares in accordance with Article 15), provided that if there are insufficient surplus assets to pay the amounts per Series C Preferred Share equal to the Preference Amount, the remaining surplus assets shall be distributed to the Series C Preferred Shareholders pro rata to their respective holdings of Series C Preferred Shares;

(b)

second, in paying to the 2016/2017 Subscribers pro rata to their respective holdings of Hoxton Shares and Kinnevik Shares an amount equal to the Hurdle Amount, provided that if there are insufficient surplus assets to pay the Hurdle Amount in full, the remaining surplus assets shall be distributed to the 2016/2017 Subscribers pro rata to their respective holdings of Hoxton Shares and Kinnevik Shares; and

(c)

the balance of the surplus assets (if any) shall be distributed among the holders of the A Ordinary Shares, the B Ordinary Shares and the G Shares pro rata as if they constituted one and the same class, save that:

(i)

the 2016/2017 Subscribers shall only participate in such payment in respect of any Hoxton Shares and/or Kinnevik Shares after an amount equal to the preference return previously paid on each Hoxton Share and Kinnevik Share pursuant to Article 4.1(b) has been paid on each A Ordinary Share and B Ordinary Share;

(ii)	any Employee Shares shall be subject to the restrictions contained in any Share subscription agreement relating to such Employee Shares and/or pursuant to the Employee Incentive Scheme;

(iii)

Vested G Shares shall only participate pro-rata in proceeds (for the avoidance of doubt, taking into account all proceeds available for distribution, notwithstanding the distribution waterfall under this Article 4.1) above the applicable Growth Threshold; and

(iv)	Prior to any distribution pursuant to this Article 4.1, Article 4.2 or Article 4A, the Board shall determine in its discretion whether Unvested G Shares shall:

A.	vest in full or in part such that they become Vested G Shares immediately prior to such distribution; or

B.

convert into B Ordinary Shares subject to forfeiture or redemption terms substantially equivalent to those applicable to the relevant G Shares so converted under Article 10 upon the occurrence of such distribution; or

C.	be redeemed for the Minimum G Share Redemption Amount upon the occurrence of such distribution; or

D.

be otherwise exchanged or replaced upon the occurrence of such distribution in exchange for an equity based award under any post-distribution equity incentive arrangement established by the Company or for the service providers of the Group on such terms and conditions determined by the Board in its discretion; or

E.	be treated in such other manner as the Board reasonably determines.

4.2

On the disposal by the Company of all or substantially all of its undertakings and assets (an “Asset Sale”), the surplus assets of the Company remaining after payment of its liabilities shall be distributed to the Shareholders in accordance with Article 4.1 to the fullest extent permitted by Law and the Directors and the Shareholders shall take all appropriate steps to do so, including, without limitation, by winding-up the Company.

4A.	SALE OF THE SHARE CAPITAL OF THE COMPANY

4A.1

In the event of a Share Sale, the Sale Proceeds shall be distributed in accordance with Article 4.1. The Directors shall not register any transfer of Shares if the Sale Proceeds are not distributed in that manner provided that, if the Sale Proceeds are not settled in their entirety upon completion of the Share Sale:

(a)

the Directors may register the transfer of the relevant Shares, provided that the Sale Proceeds due on the date of completion of the Share Sale have been distributed in the order of priority set out in Article 4.1; and

(b)

each Holder shall take any reasonable action (to the extent lawful and within its control) to ensure that the balance of the Sale Proceeds are distributed in the order of priority set out in Article 4.1.

4A.2

In the case where the consideration for the Share Sale (a) is not payable in cash or (b) is payable in a combination of cash and any other form of consideration, such consideration shall be allocated amongst the Holders in order to ensure that (after the payment of costs and expenses arising in relation to the Share Sale) the Sale Proceeds are allocated between the Holders in the same proportions as the provisions of Article 4.1 provide.

5.	FURTHER ISSUES OF SHARES; PRE-EMPTION

5.1	Subject to the remaining provisions of this Article 5, the Directors are generally and unconditionally authorised, for the purpose of the Law to exercise any power of the Company to:

(a)	offer, allot or grant rights to subscribe for; or

(b)	convert securities into; or

(c)	otherwise deal in, or dispose of,

any Shares (or any other Relevant Securities in the Company) to any person, at any time and subject to the terms of the provisions of any shareholders’ agreement or subscription agreement in force between any of the Shareholders and the Company from time to time.

5.2

Unless otherwise agreed by a Stakeholder Majority including the Series C Largest Shareholder, if the Company proposes to allot any Relevant Securities, those Relevant Securities shall not be allotted to any person unless the Company has first offered them to all Shareholders on the same terms, and at the same price, as those Relevant Securities are being offered to other persons, on a pari passu and pro rata basis in proportion to the number of Shares held by those Holders as an aggregate of the B Ordinary Shares and Series C Preferred Shares (as nearly as possible without involving fractions). The offer:

(a)	shall be in writing, and give details of the number and subscription price of the Relevant Securities; and

(b)

may stipulate that any Shareholder who wishes to subscribe for a number of Relevant Securities in excess of the proportion to which each Shareholder is entitled shall, in its acceptance, state the number of excess Relevant Securities (“Excess Securities”) for which they wish to subscribe.

5.3

Any Relevant Securities offered under this Article 5 to a Shareholder may be accepted in full or part only by a Fund Group Member of that Shareholder or a Corporate Group Member of that Shareholder (if applicable).

5.4

Any Relevant Securities not accepted by Shareholders pursuant to the offer made to them in accordance with Article 5.2 shall be used for satisfying any requests for Excess Securities made pursuant to Article 5.2. If there are insufficient Excess Securities to satisfy such requests, the Excess Securities shall be allotted to the applicants pro rata to the number of Shares held by the applicants immediately before the offer was made to Shareholders in accordance with Article 5.2 (as nearly as possible without involving fractions or increasing the number of Excess Securities allotted to any Shareholder beyond that applied for by him).

5.5	This Article 5 shall terminate and be of no further force or effect immediately before the consummation of the Company’s initial underwritten public offering or initial listing of Shares.

6.	TRANSFER OF SHARES

6.1

In these Articles reference to the “transfer” of a Share includes the transfer or assignment of a beneficial or other interest in that Share or the creation of a trust or Encumbrance over that Share, and reference to a “Share” includes a beneficial or other interest in a Share.

6.2	No Share may be transferred unless the transfer is made in accordance with these Articles.

6.3

If a Shareholder transfers (or purports to transfer) a Share other than in accordance with these Articles, he shall be deemed to have served a Transfer Notice immediately in respect of all Shares held by him.

6.4

Any transfer of a Share by way of sale that is required to be made under Article 6, Article 7, Article 9, Article 11, Article 12 or Article 12A shall be deemed to include a warranty that the transferor sells the Share with full title guarantee (pursuant to English law) free from any Encumbrance.

6.5

The Directors may, as a condition to the registration of any transfer of Shares in the Company, require the transferee to execute and deliver to the Company a deed agreeing to be bound by the terms of any shareholders’ agreement or subscription agreement in force between any of the Shareholders and the Company in such form as the Directors may reasonably require (but not so as to oblige the transferee to have any obligations or liabilities greater than those of the proposed transferor under any such agreement or other document). If any condition is imposed in accordance with this Article 6.5, the transfer may not be registered unless that deed has been executed and delivered to the Company’s registered office by the transferee.

6.6

To enable the Directors to determine whether or not there has been any disposal of Shares (or any interest in Shares) in breach of these Articles, the Directors may require any Holder or the legal personal representatives of any deceased Holder, or any person named as transferee in any transfer lodged for registration or any other person who the Directors may reasonably believe to have information relevant to that purpose, to provide to the Company with any information and evidence that the Directors request regarding any matter which they deem relevant to that purpose. Prior to the disposal of any interest in ALP other than to AP, ALP or an Associate of ALP or AP or otherwise for estate planning purposes, ALP shall notify the Qualifying Stakeholders no fewer than twenty (20) Business Days prior to the disposal of such interest. ALP shall provide such information as the Qualifying Stakeholders shall reasonably require to satisfy themselves with regard to such disposal.

6.7

If the information or evidence required pursuant to Article 6.6 above is not provided within a reasonable time frame to enable the Directors to determine to their reasonable satisfaction that no breach has occurred, or that as a result of the information and evidence the Directors are reasonably satisfied that a breach has occurred, the Directors shall immediately notify the Holder of such Shares in writing of that fact and the following shall occur:

(a)	The relevant Shares shall cease to confer on the Holder of them (or any proxy) any rights:

(i)	to vote, whether exercisable at a general meeting of the Company or at any separate meeting of the class in question or by a written resolution of the Shareholders; or

(ii)

to receive dividends or other distributions otherwise attaching to those Shares or to any further shares in the capital of the Company issued in respect of those Shares, or in pursuance of an offer made to the relevant Holder; or

(iii)

to appoint a Director or Directors to the Board (including under the provisions of Articles 32.4, 32.5, and 32.6) and the relevant Holder shall procure that any Director appointed by him resigns with immediate effect.

(b)	The Holder may be required by the Board, at any time following receipt of the notice, to issue a Transfer Notice to the Company in relation to the transfer of all of its Shares.

(c)

In the event that any Holder does not take any action which may be required of such Holder in accordance with this Article 6, each Director of the Company shall be automatically constituted as agent with full power and authority to execute and deliver on their behalf whatever instruments of transfer and other agreements and documents and to do all acts and things that the Company considers necessary or desirable to give effect to the obligations under the relevant Article.

6.8

Where the Board requires a Transfer Notice to be given in respect of any Shares, if a Transfer Notice is not duly given within fifteen (15) Business Days of demand being made, a Deemed Transfer Notice shall be deemed to have been served at the end of that period. A Deemed Transfer Notice shall be treated as having specified that:

(a)

the Transfer Price (as defined in Article 7.2(c)) for the Sale Shares shall be as agreed between the Board (any Director with whom the Seller is connected not voting) and the Seller, or, failing agreement within ten (10) Business Days after the date on which the Board becomes aware that a Deemed Transfer Notice has been given, the Transfer Price shall be the fair value (as determined in accordance with Article 8) of the Sale Shares;

(b)	it does not contain a Minimum Transfer Condition (as defined in Article 7.2(d)); and

(c)	the Seller wishes to transfer all of the Shares held by it.

6.9	The Board shall not refuse to register the transfer of any Share made in accordance with the provisions of these Articles.

6.10

An obligation to transfer a Share under these Articles shall be deemed to be an obligation to transfer the entire legal and beneficial interest in such Share with full title guarantee (pursuant to English law) free from any Encumbrance.

6.11

The instrument of transfer of a Share may be in any usual form or in any other form which the Directors may approve and shall be executed by or on behalf of the transferor and, unless the Shares are fully paid, by or on behalf of the transferee.

6.12

Subject always to the provisions of the Articles, the Directors may refuse to register the transfer of a Share on which the Company has a lien. They may also refuse to register a transfer unless the instrument of transfer is:

(a)

lodged at the Office or at such other place as the Directors may appoint and is accompanied by the certificates for the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

(b)	in respect of only one class of Shares; and

(c)	in favour of not more than four transferees.

6.13

If the Directors refuse to register a transfer of a Share, they shall, within two (2) months after the date on which the instrument was lodged with the Company, send to the transferor and the transferee notice of the refusal.

6.14

The registration of transfers of Shares or of transfers of any class of Shares may be suspended at such times and for such periods (not exceeding thirty (30) days in any year) as the Directors may determine with the consent of a Stakeholder Majority; provided, however, that the suspension of transfer of Shares that is not in compliance with the Articles may be suspended at such times and such periods (not exceeding thirty (30) days in any year) with the consent of the Directors.

6.15	No fee shall be charged for the registration of any instrument of transfer or, subject as otherwise herein provided, any other document relating to or affecting the title to any Share.

6.16

The Company shall be entitled to retain any instrument of transfer which is registered but any instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

6.17	In the event of a disposal by ALP of any A Ordinary Shares or a disposal of an interest in ALP other than those described in Article 6A:

(a)

such number of A Ordinary Shares held by ALP in the Company shall upon the transfer immediately and automatically (to the extent permitted by Law) convert into B Ordinary Shares in accordance with Article 6.17(b);

(b)	the number of A Ordinary Shares that shall convert into B Ordinary Shares shall be equal to the proportion which the shares disposed of in ALP bears to the Shares owned by ALP in the Company; and

(c)

the provisions of Article 3 shall upon the transfer immediately and automatically (to the extent permitted by Law) be amended such that the block voting rights of the A Ordinary Shares shall be reduced and the block voting rights of the B Ordinary Shares and Series C Preferred Shares shall be increased in proportion to the number of A Ordinary Shares converted into B Ordinary Shares as a percentage of all A Ordinary Shares in issue immediately prior to the transfer.

6.18

If AP, ALP or any of their respective Associates, acting individually or together, sell fifty per cent (50%) or more in number of the aggregate amount of shares held by all of them on Completion (other than in accordance with Article 6A):

(a)	all A Ordinary Shares held by ALP in the Company shall immediately and automatically (to the extent permitted by Law) convert into B Ordinary Shares in accordance with Article 6.17(b); and

(b)

the provisions of Article 3 shall upon the transfer immediately and automatically (to the extent permitted by Law) be amended such that the block voting rights of the A Ordinary Shares shall be reduced and the block voting rights of the B Ordinary Shares and Series C Preferred Shares shall be increased in proportion to the number of A Ordinary Shares converted into B Ordinary Shares as a percentage of all A Ordinary Shares in issue immediately prior to the transfer.

6.19	The provisions of this Article 6 may be waived with the prior written consent of all Qualifying Stakeholders and the Series C Largest Shareholder.

6.20	Notwithstanding any provisions of these Articles, G Shares may be transferred only in the following circumstances:

(a)	in accordance with the provisions of Article 6A;

(b)	in connection with any transfer required as a result of an Exit; or

(c)	in connection with any transfer required as a result of the application of Articles 9.1, 9.2, 10, 12 and 12A.

6A.	PERMITTED TRANSFERS

6A.1	The provisions of Article 6, Article 7, Article 11, Article 12 and Article 12A shall not apply to any disposal of Shares (or any interest in Shares):

(a)	by any Shareholder to an Associate of the transferring Shareholder;

(b)	for restructuring or reorganizational purposes where the ultimate controlling party of the Shares remains unchanged;

(c)	by PIF pursuant to Article 6A.2; or

(d)	among AP, ALP and the Foundation or their respective Associates,

provided that if the transferee of the Shares (or any interest in Shares) ceases to be a permitted transferee of the original transferring shareholder the Shares shall immediately be transferred back to the original transferring Shareholder.

6A.2	PIF shall have the right to sell any or all of its Shares without the provisions of Article 6, Article 7, Article 11, Article 12 and Article 12A applying (a “Permitted PIF Transfer”) if:

(a)

any member of the Group undertakes any activity that results in the Group generating more than ten per cent (10%) of its revenue (for the avoidance of doubt, measured in the aggregate, not on a per category basis) from a Relevant Activity; or

(b)

without the prior written consent of PIF, the Company consummates an acquisition, investment or joint venture (a “Relevant Transaction”) with a Specified Person without the prior written consent of PIF (such consent to be given pursuant to the terms of any shareholders’ agreement or shareholders’ deed in force between any of the Shareholders and the Company from time to time), provided that a Permitted PIF Transfer shall not be triggered by the Company (or any Group Company) entering into a Relevant Transaction with an insurance company, medical business or asset manager operating in the ordinary course, or bona fide financial services companies who may invest in businesses that undertake these activities.

7.	TRANSFER OF SHARES SUBJECT TO PRE-EMPTION RIGHTS

7.1	Except where the provisions of Article 6A apply, any transfer of Shares by a Shareholder shall be subject to the pre-emption rights in this Article 7.

7.2	A Shareholder shall, before transferring or agreeing to transfer any Shares, give a Transfer Notice to the Company specifying:

(a)	the number of Sale Shares;

(b)	the name of the proposed transferee;

(c)

the price (in cash) at which he wishes to transfer the Sale Shares or, if a price in cash for the Sale Shares is not specified, the price will be deemed to be the fair value calculated in accordance with the provisions of Article 8 (“Transfer Price”); and

(d)	whether the Transfer Notice is conditional on all, or a specific number of, the Sale Shares being sold to Shareholders (“Minimum Transfer Condition”).

7.3	The Company shall reject the Transfer Notice delivered by the relevant Shareholder under Article 7.2 if the Board is reasonably of the opinion that:

(a)

the transferee is a person (or a nominee for a person) who, in their reasonable opinion, is a competitor with (or an Associate of a competitor with) the business of the Company or with a subsidiary of the Company; or

(b)	the sale of the Sale Shares is not bona fide or the price is subject to a deduction, rebate or allowance to the transferee; or

(c)	the Seller or some other person has failed or refused to provide promptly information available to it or him and reasonably requested by the Board to enable it to form the opinion mentioned above.

7.4	Once given (or deemed to have been given) under these Articles, a Transfer Notice may not be withdrawn.

7.5	A Transfer Notice appoints the Company as the agent of the Seller for the sale of the Sale Shares at the Transfer Price.

7.6	As soon as practicable following the later of:

(a)	receipt of a Transfer Notice; or

(b)	where a cash price has not been specified in the Transfer Notice, or a Deemed Transfer Notice has been served, the determination of the Transfer Price under Article 8,

the Board shall offer the Sale Shares for sale to the Shareholders, other than any Employee Shareholders unless the Board determines otherwise, in the manner set out in Article 7.7. Each offer shall be in writing and give details of the number and Transfer Price of the Sale Shares offered.

7.7

The Board shall offer the Sale Shares specified in the offer to all Shareholders, as determined in Article 7.6 other than the Seller (“Continuing Shareholders”), inviting them to apply in writing within the period from the date of the offer to the date twenty (20) Business Days after the offer (inclusive) (“First Offer Period”) for the maximum number of Sale Shares they wish to buy.

If the Sale Shares are subject to a Minimum Transfer Condition, any allocation made under this Article 7.6 or Article 7.8 shall be conditional on the fulfilment of the Minimum Transfer Condition.

If, at the end of the First Offer Period, the number of Sale Shares applied for is equal to or exceeds the number of Sale Shares, the Board shall allocate the Sale Shares to each Continuing Shareholder in the proportion which his existing holding of Shares bears to the total number of Shares held by those Continuing Shareholders who have applied for Sale Shares. Fractional entitlements shall be rounded to the nearest whole number. No allocation shall be made to a Shareholder of more than the maximum number of Sale Shares which he has stated he is willing to buy.

If only some of the Sale Shares are allocated in accordance with this Article 7.7, but there are applications for Sale Shares that have not been satisfied, those Sale Shares shall be allocated to the relevant applicant(s) in accordance with the procedure set out in this Article 7.7.

If, at the end of the First Offer Period, the total number of Sale Shares applied for is less than the number of Sale Shares, the Board shall conditionally allocate the Sale Shares to the Continuing Shareholders in accordance with their applications. The balance (“Initial Surplus Shares”) shall be dealt with in accordance with Article 7.8.

7.8

At the end of the First Offer Period, the Board shall offer the Initial Surplus Shares to all the Continuing Shareholders, inviting them to apply in writing within the period from the date of the offer to the date fifteen (15) Business Days after the date of the offer (inclusive) (“Second Offer Period”) for the maximum number of Initial Surplus Shares they wish to buy.

If, at the end of the Second Offer Period, the number of Initial Surplus Shares applied for exceeds the number of Initial Surplus Shares, the Board shall allocate the remaining Initial Surplus Shares to each Continuing Shareholder in the proportion that his existing holding of Shares (including Sale Shares) bears to the total number of Shares (including Sale Shares) held by those Continuing Shareholders who have applied for Initial Surplus Shares during the Second Offer Period. Fractional entitlements shall be rounded to the nearest whole number. No allocation shall be made to a Shareholder of more than the maximum number of Initial Surplus Shares which he has stated he is willing to buy.

If, at the end of the Second Offer Period, the number of Initial Surplus Shares applied for is less than the number of Initial Surplus Shares, the Board shall conditionally allocate the Initial Surplus Shares to the Continuing Shareholders in accordance with their applications. The balance (“Second Surplus Shares”) shall be offered to any other person in accordance with Article 7.11, subject to Article 7.9.

7.9

If the Transfer Notice includes a Minimum Transfer Condition and the total number of Shares applied for is less than the number of Sale Shares which satisfy the Minimum Transfer Condition, the Board shall notify the Seller and all those to whom Sale Shares have been conditionally allocated under Article 7.7 and Article 7.8, stating that the condition has not been met and that the relevant Transfer Notice has lapsed with immediate effect and that the provisions of Article 7.11 shall apply as regards all of the Sale Shares, subject to the Minimum Transfer Condition.

If:

(a)	the Transfer Notice does not include a Minimum Transfer Condition; and

(b)	conditional allocations have been made in respect of all the Sale Shares,

the Board shall, when no further offers are required to be made under Article 7.7 and Article 7.8, give written notice of an unconditional allocation (“Allocation Notice”) to the Seller and each Shareholder to whom Sale Shares have been allocated (“Applicant”). The Allocation Notice shall specify the number of Sale Shares allocated to each Applicant and the place and time for completion of the transfer of the Sale Shares (which shall be at least fifteen (15) Business Days but not more than thirty (30) Business Days after the date of the Allocation Notice).

7.10	On the service of an Allocation Notice, the Seller shall, against payment of the Transfer Price, transfer the Sale Shares in accordance with the requirements specified in it.

If the Seller fails to comply with this Article 7.10 (other than as a result of any failure by a Continuing Shareholder to pay the Transfer Price):

(a)	the chairman of the Company (or, failing him, one of the Directors, or some other person nominated by a resolution of the Board) may, on behalf of the Seller:

(i)	complete, execute and deliver in his name all documents necessary to give effect to the transfer of the relevant Sale Shares to the Applicants;

(ii)	receive the Transfer Price and give a good discharge for it; and

(iii)	enter the names of the Applicants in the register of Shareholders as the Holders of the Shares purchased by them; and

(b)

the Company shall pay the Transfer Price into a separate bank account in the Company’s name on trust (but without interest) for the Seller until he has delivered his certificate for the relevant Shares (or an indemnity, in a form reasonably satisfactory to the Board, in respect of any lost certificate, together with such other evidence (if any) as the Board may reasonably require to prove good title to those Shares) to the Company.

7.11

If an Allocation Notice does not relate to all the Sale Shares then, subject to Article 7.3 and within 12 weeks following service of the Allocation Notice, the Seller may transfer the Second Surplus Shares (or the Sale Shares if Article 7.9 shall apply) to the person identified pursuant to Article 7.2(c) at a price at least equal to the Transfer Price. The sale of the Sale Shares (if Article 7.9 shall apply) in accordance with this Article 7.11 shall continue to be subject to any Minimum Transfer Condition.

7.12

The rights and restrictions imposed by this Article 7 may be waived in relation to any proposed transfer of Shares with the prior written consent of all Qualifying Stakeholders and the Series C Largest Shareholder.

8.	VALUATION

8.1

If no Transfer Price is specified in a Transfer Notice, or if a Deemed Transfer Notice is served, then, on service of the Transfer Notice or, in the case of a Deemed Transfer Notice, on the date on which the Board first has actual knowledge of the facts giving rise to the service of such a notice, the Board shall either:

(a)	appoint an Independent Expert to determine the fair value of the Sale Shares; or

(b)

if the fair value has been determined by an Independent Expert within the preceding 12 weeks, specify the fair value of the Sale Shares which shall be calculated by dividing that fair value by the number of Sale Shares to which it related and multiplying such fair value by the number of Sale Shares the subject of the Transfer Notice.

8.2	The fair value of the Sale Shares shall be determined by the Independent Expert on the following assumptions and bases:

(a)	valuing the Sale Shares as on an arms-length sale between a willing seller and a willing buyer as at the date the Transfer Notice was served (or deemed served);

(b)	if the Company and its subsidiaries are then carrying on business as a going concern, on the assumption that they will continue to do so;

(c)	that the Sale Shares are capable of being transferred without restriction and free from any Encumbrance;

(d)

valuing the Sale Shares as a rateable proportion of the total value of all the issued Shares without any premium or discount being attributable to the percentage of the issued share capital of the Company which they represent; and

(e)	reflecting any other factors which the Independent Expert reasonably believes should be taken into account.

8.3	The Independent Expert shall be requested to determine the fair value within thirty (30) Business Days of their appointment and notify the Board of their determination.

8.4	Subject to any confidentiality provisions, the Independent Expert may have access to all accounting records or other relevant documents of the Company.

8.5	The Independent Expert’s determination shall be final and binding on the parties (in the absence of fraud or manifest error).

9.	COMPULSORY TRANSFERS

9.1	A person entitled to a Share in consequence of the bankruptcy of a Shareholder shall be regarded as giving a Deemed Transfer Notice in relation to such Share at such time as the Directors determine.

9.2

If a company that is a Shareholder resolves to appoint a liquidator, administrator or administrative receiver or other insolvency practitioner over it (or a material part of its business), that Shareholder shall be regarded as giving a Deemed Transfer Notice in respect of all Shares held by it at such time as the Directors determine.

9.3

If an Employee Shareholder becomes a Departing Employee Shareholder (other than in the case of a G Shareholder or a Departing Representative Director), that Departing Employee Shareholder shall be regarded as giving a Deemed Transfer Notice in respect of all the Shares held by the Departing Employee Shareholder on the Termination Date. In the event that an Employee Shareholder becomes a Departing Representative Director, that Departing Representative Director shall be regarded as giving a Deemed Transfer Notice in respect of all the Shares held by the Departing Representative Director on the Termination Date. In such circumstances the Transfer Price shall be as follows:

(a)

where the relevant Employee Shareholder becomes a Departing Employee Shareholder or a Departing Representative Director by reason of being a Bad Leaver, the lower of 50% of the fair value (being a value proposed by the Company and accepted by the Departing Employee Shareholder who shall be obliged to accept such value if it is equal to the value determined by the Independent Expert within the 12 weeks prior to the Termination Date or, in default of such agreement, determined by an Independent Expert in accordance with Article 8.2) and the nominal value of the relevant Sale Shares held by such leaver; and

(b)

where the relevant Employee Shareholder becomes a Departing Employee Shareholder or a Departing Representative Director by reason of being a Good Leaver, the fair value (being a value proposed by the Company and accepted by the Departing Employee Shareholder who shall be obliged to accept such value if it is equal to the value determined by the Independent Expert within the 12 weeks prior to the Termination Date or, in default of such agreement, determined by an Independent Expert in accordance with Article 8.2) of the relevant Sale Share held by such leaver.

For purposes of this Article 9.3 only, “Employee Shareholder” shall not include persons who hold only options or other convertible securities granted pursuant to the Employee Option Scheme or Employee Shareholders holding B Ordinary Shares acquired pursuant to a subscription agreement which expressly provides that this Article 9.3 shall not apply to such B Ordinary Shares.

10.	DEPARTING G SHAREHOLDER

10.1

If, a G Shareholder becomes a Departing G Shareholder, the G Shares held by such Departing G Shareholder shall immediately become redeemable at the election of the Company in its sole discretion in whole or in part for the redemption amount (“RA”) as determined and paid pursuant to this Article 10. The Company’s redemption rights set forth in this Article 10 shall expire with respect to any G Share upon the occurrence of an Exit.

10.2

Where a G Shareholder becomes a Departing G Shareholder and any G Shares held by such Departing G Shareholder are (at the date of so becoming a Departing G Shareholder) Unvested, the RA in respect of such Unvested G Shares shall be the Minimum G Share Redemption Amount on the date the G Shareholder became a Departing G Shareholder.

10.3	Where a G Shareholder becomes a Departing G Shareholder by reason of being a Good Leaver, the RA with respect to any Vested G Shares shall be the lower of:

(a)	the G Share Market Value on the date the G Shareholder became a Departing G Shareholder; and

(b)

the value of the redeemed G Shares achieved in connection with the Exit or such time as the redemption right is exercised hereunder, in each case taking into account the applicable Growth Threshold (applied on a pro rata basis).

10.4

Where the relevant G Shareholder becomes a Departing G Shareholder by reason of being a Bad Leaver, RA shall be the Minimum G Share Redemption Amount on the date the G Shareholder became a Departing G Shareholder.

10.5	In each case:

(a)

the Company may effect the redemption of G Shares under this Article 10 by paying the RA (A) in cash; (B) by cancellation of indebtedness owed to the Company by the Departing G Shareholder; or (C) through the issuance of a promissory note with an initial principal amount equal to RA for such redeemed G Shares, such promissory note to be satisfied as soon as reasonably practicable following an Exit;

(b)	if RA is less than or equal to zero, the redemption shall be satisfied immediately upon notice to the relevant G Shareholder without payment by the Company; and

(c)	the Board’s determination of RA shall be final and binding on the parties.

11.	MANDATORY OFFER ON A CHANGE OF CONTROL

11.1

Except in the case of transfers pursuant to Article 6A or Article 9, after following the provisions set out in Article 7, if applicable, the provisions of Article 11.2 shall apply if, in one or a series of related transactions, one or more Shareholders propose to transfer any of the Shares or any shares in a person who has a Controlling Interest in the Company (“Proposed Transfer”) which would, if carried out, result in any person (“Buyer”), and any person Acting in Concert with the Buyer, acquiring, directly or indirectly, a Controlling Interest in the Company.

11.2

Before making a Proposed Transfer, the Shareholder shall procure that the Buyer makes an offer (“Offer”) to the other Shareholders to buy all of their Shares for a consideration in cash per Share that is at least equal to the highest price per Share offered or paid by the Buyer, or any person Acting in Concert with the Buyer, in the Proposed Transfer or in any related previous transaction for the acquisition of Shares by any such person in the twelve (12) months preceding the date of the Proposed Transfer (“Specified Price”).

11.3

The Offer shall be given by written notice (“Offer Notice”), at least fifteen (15) Business Days (“Offer Period”) before the proposed sale date (“Sale Date”). To the extent not described in any accompanying documents, the Offer Notice shall set out:

(a)	the identity of the Buyer;

(b)	the purchase price and other terms and conditions of payment;

(c)	the Sale Date; and

(d)	the number of Shares proposed to be purchased by the Buyer (which shall comply with Article 11.2) (“Offer Shares”).

11.4

If the Buyer fails to make the Offer to all Shareholders in the Company, the selling Shareholder shall not be entitled to complete the Proposed Transfer and the Company shall not register any transfer intended to effect the Proposed Transfer.

11.5

If the Offer is accepted by any Shareholder (“Accepting Shareholder”) within the Offer Period, the completion of the Proposed Transfer shall be conditional on completion of the purchase of all the Offer Shares held by Accepting Shareholders.

11.6	The Proposed Transfer is subject to the pre-emption provisions of Article 7, but the purchase of Offer Shares from Accepting Shareholders shall not be subject to those provisions.

12.	DRAG ALONG

12.1

If the Holders of at least seventy five per cent (75%) (the “Drag Numerator”) of the Shares in issue for the time being (which, prior to any Relevant Reorganisation, must include a holder of the A Ordinary Shares) (the “Drag Denominator”) wish to transfer all of their interest in Shares to a bona fide third party purchaser on arm’s length terms (“Proposed Buyer”), they shall first comply with the provisions set out in Article 7. If, following the provisions of Article 7 having been complied with, Holders of at least seventy-five per cent (75%) of the Shares in issue for the time being (including the Holder of the A Ordinary Shares) (the “Selling Shareholders”) still wish to transfer all of their interest in Shares (the “Sellers’ Shares”) to a Proposed Buyer, the Selling Shareholders may require all the other Shareholders (subject to Article 12.2) (“Called Shareholders”) to sell and transfer all their Shares to the Proposed Buyer (or as the Proposed Buyer directs) at a price payable in cash only (the “Drag Along Price”) no less favourable than achieved by the Selling Shareholders or determined by reference to Article 7.2 (whichever is the higher) (“Drag Along Option”).

12.2

The Selling Shareholders may exercise the Drag Along Option by giving written notice to that effect (“Drag Along Notice”) at any time before the transfer of the Selling Shareholders’ Shares to the Proposed Buyer. The Drag Along Notice shall specify that:

(a)	the Called Shareholders are required to transfer all their Shares (“Called Shares”) pursuant to this Article 12;

(b)	the person to whom the Called Shares are to be transferred;

(c)

the Drag Along Price per Share payable to each of the relevant Called Shareholders, which shall be that to which they would be entitled if the total consideration proposed to be paid by the Proposed Buyer were distributed to the Holders of the Called Shares and the Selling Shareholders’ Shares in accordance with the provisions of Article 4A;

(d)	that consideration must be in cash; and

(e)	the proposed date of the transfer.

12.3

Once issued, a Drag Along Notice shall be irrevocable. However, a Drag Along Notice shall lapse if, for any reason, the Selling Shareholders have not sold the Sellers’ Shares to the Proposed Buyer within 90 days of serving the Drag Along Notice. The Selling Shareholders may serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

12.4	No Drag Along Notice shall require a Called Shareholder to agree to any terms except those specifically set out in this Article 12.

12.5	Completion of the sale of the Called Shares shall take place on the same date as the date proposed for completion of the sale of the Sellers’ Shares unless:

(a)	all of the Called Shareholders and the Selling Shareholders agree otherwise; or

(b)	that date is less than 30 days after the Drag Along Notice, in which case completion of the sale shall be delayed until the 30th day after delivery of the Drag Along Notice.

12.6

Within 30 days of the Selling Shareholders serving a Drag Along Notice on the Called Shareholders, the Called Shareholders shall deliver stock transfer forms for the Called Shares, together with the relevant share certificate (or a suitable indemnity for any lost share certificate) to the Company. On the expiration of that 30 day period, the Company shall pay the Called Shareholders, on behalf of the Proposed Buyer, the amounts they are due pursuant to Article 12.2(c) to the extent that the Proposed Buyer has put the Company in the requisite funds. The Company’s receipt for the price shall be a good discharge to the Proposed Buyer. Without prejudice to its obligation to pay the Called Shareholders in accordance with this Article 12.6, the Company shall hold the amounts due to the Called Shareholders pursuant to this Article 12 in trust for the Called Shareholders without any obligation to pay interest.

12.7

To the extent that the Proposed Buyer has not, on the expiration of the 30 day period referred to in Article 12.6, put the Company in funds to pay the consideration due pursuant to this Article 12, the Called Shareholders shall be entitled to the return of the stock transfer form and share certificate (or suitable indemnity) for the relevant Called Shares and the Called Shareholders shall have no further rights or obligations under this Article 12 in respect of their Shares.

12.8

If any Called Shareholder does not, on completion of the sale of the Called Shares, execute transfer(s) in respect of all of the Called Shares held by it, the defaulting Called Shareholder shall be deemed to have irrevocably appointed any person nominated for the purpose by the Selling Shareholders to be their agent to execute all necessary transfer(s) on its behalf, against receipt by the Company (on trust for such Holder) of the consideration payable for the Called Shares, to deliver such transfer(s) to the Proposed Buyer (or as they may direct) as the Holder thereof. After the Proposed Buyer (or its nominee) has been registered as the Holder, the validity of such proceedings shall not be questioned by any such person. Failure to produce a share certificate shall not impede the registration of shares under this Article 12.

12.9

Following the issue of a Drag Along Notice and until such Drag Along Notice has lapsed or the relevant transfer of Shares has been completed upon any person becoming a Shareholder of the Company pursuant to the exercise of a pre-existing option to acquire shares in the Company or on the conversion of any convertible security of the Company (a “New Shareholder”), a Drag Along Notice shall be deemed to have been served on the New Shareholder on the same terms as the previous Drag Along Notice. The New Shareholder shall then be bound to sell and transfer all Shares acquired by it to the Proposed Buyer (or as the Proposed Buyer may direct) and the provisions of this Article 12 shall apply with the necessary changes to the New Shareholder, except that completion of the sale of the Shares shall take place immediately on the Drag Along Notice being deemed served on the New Shareholder.

12.10	This Article 12 shall terminate and be of no further force or effect immediately before the consummation of the Company’s initial underwritten public offering or initial listing of Shares.

12.11	Where pursuant to clause 11.3 of the 2019 Shareholders’ Agreement, a Restricted Party has its voting rights suspended, and for so long as such suspension is in place, such Restricted Party shall:

(a)	be included in the Drag Denominator and Drag Numerator if they wish to Transfer their Shares in accordance with Article 12.1; and

(b)	be excluded from the Drag Denominator and Drag Numerator if they do not wish to Transfer their Shares in accordance with Article 12.1.

12A.	CO-SALE RIGHT

12A.1

No transfer (other than a transfer pursuant to Article 6A, Article 9 or Article 12) of any of the Shares which would be equal to or more than fifty per cent (50%) of the Qualifying Stakeholders’ Shares in aggregate may be made or validly transferred by a Qualifying Stakeholder unless the relevant Qualifying Stakeholder (“Proposed Seller(s)”) shall have observed the following procedures of this Article.

12A.2

After the Proposed Seller(s) has gone through the pre-emption process set out in Article 7, the Proposed Seller(s) shall give to each Qualifying Stakeholder who has not taken up their pre-emptive rights under Article 7 not less than ten (10) Business Days’ notice in advance of the proposed sale (a “Co-Sale Notice”). The Co-Sale Notice shall specify:

(a)	the identity of the proposed purchaser (the “Buyer”);

(b)	the price per Share which the Buyer is proposing to pay or the price established by reference to Article 8.2;

(c)	that consideration is to be paid in cash;

(d)	the number of Shares which the Proposed Seller(s) proposes to sell; and

(e)	the address where the counter-notice should be sent.

12A.3

Each Qualifying Stakeholder shall be entitled within five (5) Business Days after receipt of the Co- Sale Notice, to notify the Proposed Seller(s) that they wish to sell a certain number of Shares held by them at the proposed sale price, by sending a counter-notice which shall specify the number of Shares which such Qualifying Stakeholder wishes to sell. The maximum number of Shares which a Qualifying Stakeholder can sell under this procedure shall be:

where:

X	is the number of Shares held by the Qualifying Stakeholder

Y	is the total number of Shares held by all Qualifying Stakeholders who wish to participate in the sale (including the Proposed Seller(s)); and

Z	is the number of Shares the Proposed Seller(s) proposes to sell (excluding Shares purchased by the participating Qualifying Stakeholders pursuant to the pre- emption rights in Article 7)

Any Qualifying Stakeholders who do not send a counter-notice within such five (5) Business Day period shall be deemed to have specified that they wish to sell no Shares.

12A.4

To the extent one or more of the Qualifying Stakeholders exercises such right of participation in accordance with the terms and conditions set out in this Article and the Proposed Seller(s) is unable to negotiate with the Buyer for an increase in the number of Shares to be purchased thereby, the number of Shares that the Proposed Seller(s) may sell shall be correspondingly reduced.

12A5.

Following the expiry of five (5) Business Days from the date the Qualifying Stakeholders receive the Co-Sale Notice, the Proposed Seller(s) shall be entitled to sell to the Buyer on the terms notified to the Qualifying Stakeholders a number of Shares not exceeding the number specified in the Co-Sale Notice less any Shares to be sold by the participating Qualifying Stakeholders pursuant to Article 12A.3 (unless agreed with the Buyer pursuant to Article 12A.4), provided that at the same time the Buyer (or another person) purchases from the participating Qualifying Stakeholders the number of Shares to be sold to them pursuant to Article 12A.3 on terms no less favourable than those obtained by the Proposed Seller(s) from the Buyer.

12A.6	No sale by the Proposed Seller(s) shall be made pursuant to any Co-Sale Notice more than three (3) months after service of that Co-Sale Notice.

12A.7	Sales made by the Qualifying Stakeholder in accordance with this Article 12A shall not be subject to Article 7.

13.	SPECIAL RIGHTS ATTACHING TO CLASSES OF SHARES

13.1

Whenever the capital of the Company is divided into different classes of Shares, the special rights attached to any class may (unless otherwise provided by the terms of issue of the Shares of that class) be varied or abrogated (including, without limitation, by the creation of a new class of shares which has preferential rights to one or more existing classes of Shares which shall constitute a variation of the rights of those existing classes of Shares), either whilst the Company is a going concern or during or in contemplation of a winding-up:

(a)	with the consent in writing of the Holders of at least three quarters in nominal value of the issued Shares of that class; or

(b)

with the sanction of a resolution passed at a separate meeting of the Holders of the issued Shares of that class provided that the majority required to pass any such resolution shall be not less than seventy-five per cent (75%) of the votes cast.

13.2

The provisions of these Articles relating to general meetings or to the proceedings thereat shall apply, mutatis mutandis, to each separate meeting held pursuant to this Article save that in the case of a meeting of the Holders of a class of Shares, the quorum shall be persons holding or representing by proxy not less than three quarters in nominal value of the issued Shares of that class.

13.3

The special rights conferred upon the Holders of any Shares or class of Shares issued with preferred, deferred or other special rights shall (unless otherwise expressly provided by the terms of issue of such Shares) be deemed not to be varied by the creation or issue of further Shares or further classes of Shares ranking pari passu therewith.

14.	ALTERATION OF SHARE CAPITAL

14.1	Without prejudice to Article 13, the Company may alter its share capital by altering its memorandum of association by Special Resolution.

14.2

Whenever, as a result of a consolidation of Shares, any Holders would become entitled to fractions of a Share, the Directors may, in their absolute discretion, on behalf of those Holders, sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Law, the Company) and distribute the net proceeds of sale in due proportion among those Holders, and the Directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

14.3

Subject to the provisions of the Law, the Company may convert existing non-redeemable Shares into Shares which are to be redeemed, or are liable to be redeemed, at the option of the Company or at the option of the Holder holding such redeemable Shares and on such terms and in such manner as may be determined by Ordinary Resolution provided always that there shall be at least one non-redeemable Share in issue at all times

15.	CONVERSION OF SERIES C PREFERRED SHARES

15.1

Any holder of Series C Preferred Shares shall be entitled, by notice in writing to the Company, to require conversion into B Ordinary Shares of all (but not some only) of the fully paid Series C Preferred Shares held by them at any time and those Series C Preferred Shares shall convert automatically on the date of such notice (the “Conversion Date”), provided that the Holder may in such notice, state that conversion of its Series C Preferred Shares into B Ordinary Shares is conditional upon the occurrence of one or more events (the “Conditions”).

15.2	All of the fully paid Series C Preferred Shares shall automatically convert into B Ordinary Shares upon the occurrence of a Qualifying IPO in accordance with Article 15.3.

15.3

In the case of Article 15.1, not more than five (5) Business Days after the Conversion Date or (ii) in the case of Article 15.2, at least five (5) Business Days prior to the occurrence of the Qualifying IPO, each holder of the relevant Series C Preferred Shares shall deliver the certificate (or an indemnity for lost certificate in a form acceptable to the Board) in respect of the Series C Preferred Shares being converted to the Company at its registered office for the time being.

15.4

Where conversion is mandatory on the occurrence of a Qualifying IPO, that conversion will be effective only immediately prior to and conditional upon such Qualifying IPO (and “Conversion Date” shall be construed accordingly in this Article 15) and, if such Qualifying IPO does not become effective or does not take place, such conversion shall be deemed not to have occurred. In the event of a conversion under Article 15.1, if the Conditions have not been satisfied or waived by the relevant holder by the Conversion Date such conversion shall be deemed not to have occurred.

15.5

On the Conversion Date, the relevant Series C Preferred Shares shall without further authority than is contained in these Articles stand converted into Ordinary Shares on the basis of one B Ordinary Share for each Series C Preferred Share held (the “Conversion Ratio”), and the B Ordinary Shares resulting from that conversion shall in all other respects rank pari passu with the existing issued B Ordinary Shares.

15.6

The Company shall on the Conversion Date enter the Holder of the converted Series C Preferred Shares on the register of members of the Company as the Holder of the appropriate number of B Ordinary Shares and, subject to the relevant holder delivering its certificate(s) (or an indemnity for lost certificate in a form acceptable to the Board) in respect of the Series C Preferred Shares in accordance with this Article, the Company shall within ten (10) Business Days of the Conversion Date forward to such holder of Series C Preferred Shares by post to his address shown in the register of members, free of charge, a definitive certificate for the appropriate number of fully paid B Ordinary Shares.

15.7

On the Conversion Date (or as soon afterwards as it is possible to calculate the amount payable), the Company will, if it has sufficient Available Profits, pay to holders of the Series C Preferred Shares to be converted a dividend equal to all Arrears (if any) due and owing as of the day immediately preceding the Conversion Date in relation to those Series C Preferred Shares. If the Company has insufficient Available Profits to pay all such Arrears in full then it will pay the same to the extent that it is lawfully able to do so and any Arrears that remain outstanding shall continue to be a debt due from the Company.

15.8	The Conversion Ratio shall from time to time be adjusted in accordance with the provisions of this Article:

(a)

if Series C Preferred Shares remain capable of being converted into new Ordinary Shares and there is a consolidation and/or sub-division of B Ordinary Shares, the Conversion Ratio shall be adjusted by an amount, which in the opinion of the Board, is fair and reasonable, to maintain the right to convert so as to ensure that each Series C Preferred Shareholder is in no better or worse position as a result of such consolidation or sub-division, such adjustment to become effective immediately after such consolidation or sub-division;

(b)

if Series C Preferred Shares remain capable of being converted into B Ordinary Shares, on an allotment of fully-paid B Ordinary Shares pursuant to a capitalisation of profits or reserves to holders of B Ordinary Shares the Conversion Ratio shall be adjusted by an amount, which in the opinion of the Board is fair and reasonable, to maintain the right to convert so as to ensure that each Series C Preferred Shareholder is in no better or worse position as a result of such capitalisation of profits or reserves, such adjustment to become effective as at the record date for such issue.

15.9

If any Series C Preferred Shareholder becomes entitled to fractions of a B Ordinary Share as a result of conversion (“Fractional Holders”), the Directors may (in their absolute discretion) deal with these fractions as they think fit on behalf of the Fractional Holders. In particular, the Directors may aggregate and sell the fractions to a person for the best price reasonably obtainable and distribute the net proceeds of sale in due proportions among the Fractional Holders or may ignore fractions or accrue the benefit of such fractions to the Company rather than the Fractional Holder. For the purposes of completing any such sale of fractions, the chairman of the Company or, failing him, the secretary will be deemed to have been appointed the Fractional Holder’s agent for the purpose of the sale.

15.10

If a doubt or dispute arises concerning an adjustment of the Conversion Ratio in accordance with Article 15.8, the Board shall refer the matter to the Auditors for determination who shall make available to all Shareholders their report and whose certificate as to the amount of the adjustment is, in the absence of manifest error, conclusive and binding on all concerned and their costs shall be met by the Company.

16.	CONVERSION OF G SHARES

16.1

All of the fully paid and Vested G Shares shall automatically convert into B Ordinary Shares upon the occurrence of an IPO in accordance with Article 16.4, save that if the IPO Value is equal to or below the applicable Growth Threshold, unless otherwise determined by the Board, all Vested and Unvested G Shares shall be redeemed by the Company for zero consideration.

16.2	Prior to the occurrence of an IPO, the Board shall determine in its discretion whether Unvested G Shares shall:

(a)	vest in full or in part such that they become Vested G Shares immediately prior to the G Conversion Date; or

(b)

convert into B Ordinary Shares subject to forfeiture or redemption terms substantially equivalent to those applicable to the relevant G Shares so converted under Article 10 upon the occurrence of such IPO; or

(c)	be redeemed for the Minimum G Share Redemption Amount upon the occurrence of such IPO; or

(d)

be otherwise exchanged or replaced upon the occurrence of such IPO in exchange for an equity based award under any post-IPO equity incentive arrangement established by the Company or for the service providers of the Group on such terms and conditions determined by the Board in its discretion; or

(e)	be treated in such other manner as the Board reasonably determines.

16.3

At least five (5) Business Days prior to the occurrence of the IPO, each holder of the relevant G Shares shall deliver the certificate (or an indemnity for lost certificate in a form acceptable to the Board) in respect of the G Shares to the Company at its registered office for the time being.

16.4

A conversion under this Article 16 will be effective only immediately prior to and conditional upon the occurrence of an IPO (and “G Conversion Date” shall be construed accordingly in this Article 16) and, if such IPO does not become effective or does not take place, such conversion shall be deemed not to have occurred.

16.5

On the G Conversion Date, the relevant G Shares shall without further authority than is contained in these Articles stand converted into B Ordinary Shares on the basis of one B Ordinary Share for such number of G Shares as, in the opinion of the Board, is fair and reasonable to represent the value of the G Shares relative to the value of the B Ordinary Shares by reference to the Growth Threshold and the IPO Value (the “G Conversion Ratio”), and the B Ordinary Shares resulting from that conversion shall in all other respects rank pari passu with the existing issued B Ordinary Shares.

16.6

The Company shall on the G Conversion Date enter the Holder of the converted G Shares on the register of members of the Company as the Holder of the appropriate number of B Ordinary Shares and, subject to the relevant holder delivering its certificate(s) (or an indemnity for lost certificate in a form acceptable to the Board) in respect of the G Shares in accordance with this Article, the Company shall within ten (10) Business Days of the G Conversion Date forward to such holder of G Shares by post to his address shown in the register of members, free of charge, a definitive certificate for the appropriate number of fully paid B Ordinary Shares.

16.7	The G Conversion Ratio shall from time to time be adjusted in accordance with the provisions of this Article:

(a)

if G Shares remain capable of being converted into new Ordinary Shares and there is a consolidation and/or sub-division of B Ordinary Shares, the G Conversion Ratio shall be adjusted by an amount, which in the opinion of the Board, is fair and reasonable, to maintain the right to convert so as to ensure that each G Shareholder is in no better or worse position as a result of such consolidation or sub-division, such adjustment to become effective immediately after such consolidation or sub-division;

(b)

if G Shares remain capable of being converted into B Ordinary Shares, on an allotment of fully-paid B Ordinary Shares pursuant to a capitalisation of profits or reserves to holders of B Ordinary Shares the G Conversion Ratio shall be adjusted by an amount, which in the opinion of the Board is fair and reasonable, to maintain the right to convert so as to ensure that each G Shareholder is in no better or worse position as a result of such capitalisation of profits or reserves, such adjustment to become effective as at the record date for such issue.

16.8

If any G Shareholder becomes entitled to fractions of a B Ordinary Share as a result of conversion (“G Fractional Holders”), the Directors may (in their absolute discretion) deal with these fractions as they think fit on behalf of the G Fractional Holders. In particular, the Directors may aggregate and sell the fractions to a person for the best price reasonably obtainable and distribute the net proceeds of sale in due proportions among the G Fractional Holders or may ignore fractions or accrue the benefit of such fractions to the Company rather than the G Fractional Holder. For the purposes of completing any such sale of fractions, the chairman of the Company or, failing him, the secretary will be deemed to have been appointed the Fractional Holder’s agent for the purpose of the sale.

16.9

If a doubt or dispute arises concerning an adjustment of the G Conversion Ratio in accordance with Article 16.7, the Board shall refer the matter to the Auditors for determination who shall make available to all Shareholders their report and whose certificate as to the amount of the adjustment is, in the absence of manifest error, conclusive and binding on all concerned and their costs shall be met by the Company.

16.10	In the event of a Merger:

(a)

any Vested G Shares shall be treated in such manner as, in the opinion of the Board, is fair and reasonable in light of the value of such Vested G Shares relative to the value of the other Shares by reference to the relevant Growth Threshold and the value of the Merger; and

(b)	prior to the occurrence of such Merger, the Board shall determine in its discretion whether Unvested G Shares shall:

i.	vest in full or in part such that they become Vested G Shares immediately prior to the occurrence of such Merger; or

ii.

convert into B Ordinary Shares subject to forfeiture or redemption terms substantially equivalent to those applicable to the relevant G Shares so converted under Article 10 upon the occurrence of such Merger; or

iii.	be redeemed for the Minimum G Share Redemption Amount upon the occurrence of such Merger; or

iv.

be otherwise exchanged or replaced upon the occurrence of such Merger in exchange for an equity based award under any post-IPO equity incentive arrangement established by the Company or for the service providers of the Group on such terms and conditions determined by the Board in its discretion; or

v.	be treated in such other manner as the Board reasonably determines.

17.	ANTI-DILUTION

17.1

If Relevant Securities are issued by the Company at a price per Relevant Security which equates to less than the Series C Issue Price (a “Qualifying Issue”) (which in the event that the Relevant Security is not issued for cash shall be a price certified by the Auditors acting as experts and not as arbitrators as being in their opinion the current cash value of the new consideration for the allotment of the Relevant Securities) then the Company shall, unless and to the extent that any of the Holders of Series C Preferred Shares shall have specifically waived their rights under this Article in writing, issue to each holder of Series C Preferred Shares (the “Exercising Investor”) a number of new Series C Preferred Shares determined by applying the formula in Article 17.1(a) or 17.1(b) (as applicable) (and rounding the product, N, down to the nearest whole share), subject to Article 17.1(c), subject to adjustment as certified in accordance with Article 17.3 (the “Anti-Dilution Shares”):

(a)

if a Qualifying Issue takes place prior to the earlier to occur of (i) either the third anniversary of the Date of Original Adoption (or for so long as any loan notes issued at any time by the Company pursuant to the terms of the convertible unsecured loan note instrument dated 12 November 2020 (“Loan Note Instrument”) remain in issue, the fifth anniversary of the Date of Original Adoption) or (ii) any Qualifying Event (as defined in the 2019 Shareholders’ Agreement), the following formula shall be applied:

Where:

N =	the number of Anti-Dilution Shares;

W =	the total amount subscribed (whether in cash or by way of conversion of loan) by such Exercising Investor for his Series C Preferred Shares prior to the Qualifying Issue;

X =

the lowest price at which each Relevant Security is to be issued (which in the event that the Relevant Security is not issued for cash shall be the sum certified by the Auditors acting as experts and not arbitrators as being in their opinion the current cash value of the non cash consideration for the allotment of the Relevant Security);

Z =	the number of Series C Preferred Shares held by such Exercising Investor prior to the Qualifying Issue.

(b)

if a Qualifying Issue takes place on or after the earlier to occur of (i) either the third anniversary of the Date of Original Adoption (or for so long as any loan notes issued at any time by the Company pursuant to the terms of the convertible unsecured Loan Note Instrument remain in issue, the fifth anniversary of the Date of Original Adoption) or (ii) any Qualifying Event (as defined in the 2019 Shareholders’ Agreement), the following formula shall be applied:

Where:

N = Number of Anti-Dilution Shares to be issued to the Exercising Investor

SIP = Series C Issue Price

ESC = the number of Shares in issue plus the aggregate number of shares in respect of which options to subscribe have been granted, or which are subject to convertible securities (including but not limited to warrants) in each case immediately prior to the Qualifying Issue

QISP = the lowest per share price of the Relevant Securities issued pursuant to the Qualifying Issue (which in the event that that Relevant Security is not issued for cash shall be the sum certified by the Auditors acting as experts and not arbitrators as being in their opinion the current cash value of the non cash consideration for the allotment of the Relevant Security)

NS = the number of Relevant Securities issued pursuant to the Qualifying Issue

Z = the number of Series C Preferred Shares held by the Exercising Investor prior to the Qualifying Issue.

(c)

Notwithstanding the foregoing, in the event the Company undergoes a Fund Raising (as defined in the 2019 Shareholders’ Agreement) for bona fide capital raising purposes that is not a Qualifying Event prior (i) to the third anniversary of the Date of Original Adoption or (ii) a Qualifying Event, then each of Article (b)(a)(i) and Article (b)(b)(i) above shall be revised to be the third anniversary of the date of the first closing of such Fund Raising or, if later, for so long as any loan notes issued at any time by the Company pursuant to the terms of the Loan Note Instrument remain in issue, the fifth anniversary of the Date of Original Adoption. For the purposes of this Article 15(c), the Loan Note Instrument and any notes or Shares issued pursuant to its terms shall not constitute a Fund Raising.

17.2	The Anti-Dilution Shares shall:

(a)

be paid up by the automatic capitalisation of available reserves of the Company, unless and to the extent that the same shall be impossible or unlawful or a majority of the Exercising Investors shall agree otherwise, in which event the Exercising Investors shall be entitled to subscribe for the Anti- Dilution Shares in cash at par (being the par value approved in advance by Investor Director Consent) and the entitlement of such Exercising Investors to Anti-Dilution Shares shall be increased by adjustment to the relevant formula set out in Article 17.1 so that the Exercising Investors shall be in no worse position than if they had not so subscribed at par. In the event of any dispute between the Company and any Exercising Investor as to the effect of Article 17.1 or this Article 17.2, the matter shall be referred (at the cost of the Company) to the Auditors for certification of the number of Anti-Dilution Shares to be issued. The Auditor’s certification of the matter shall in the absence of manifest error be final and binding on the Company and the Exercising Investor; and

(b)

subject to the payment of any cash payable pursuant to Article 17.2(a) (if applicable), be issued, credited fully paid up in cash and shall rank pari passu in all respects with the existing Series C Preferred Shares, within five (5) Business Days of the expiry of the offer being made by the Company to the Exercising Investor and pursuant to Article 17.2(a).

17.3

In the event of any Bonus Issue or Reorganisation, the Series C Issue Price shall also be subject to adjustment on such basis as may be agreed by the Company with the Series C Majority within ten (10) Business Days after any such Bonus Issue or Reorganisation. If the Company and the Series C Majority cannot agree such adjustment it shall be referred to the Auditors whose determination shall, in the absence of manifest error, be final and binding on the Company and each of the Shareholders. The costs of the Auditors shall be borne by the Company.

18.	SHARE CERTIFICATES

18.1

Every Holder, upon becoming a Holder, shall be entitled without payment to one certificate for all the Shares of each class held by him (and, upon transferring a part of his holding of Shares of any class, to a certificate for the balance of such holding) or several certificates each for one or more of his Shares upon payment, for every certificate after the first, of such reasonable sum as the Directors may determine.

18.2

Every certificate will be issued within two (2) months after allotment or lodgement of the transfer (or within such other period as the conditions of issue shall provide), shall be issued either under seal or signed by two Directors or a Director and the secretary, or by such persons as the Directors shall authorise from time to time, and shall specify the number, class and, if so required by the Law, distinguishing numbers (if any) of the Shares to which it relates and the amount or respective amounts paid up thereon. The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate to one joint Holder shall be a sufficient delivery to all of them.

18.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of the expenses reasonably incurred by the Company in investigating evidence as the Directors may determine, but otherwise free of charge and (in the case of defacement or wearing out) on delivery up of the old certificate.

19.	TRANSMISSION OF SHARES

19.1

If a Holder dies, the survivor or survivors (where he was a joint Holder) and his personal representatives (where he was a sole Holder or the only survivor of joint Holders) shall be the only persons recognised by the Company as having any title to his interest provided that nothing herein contained shall release the estate of a deceased Holder from any liability in respect of any Share which had been jointly held by him.

19.2

A person becoming entitled to a Share in consequence of the death, bankruptcy or incapacity of a Holder may, upon such evidence being produced as the Directors may properly require, elect either to become the Holder of such Share or to make such transfer thereof as the deceased, bankrupt or incapacitated Holder could have made. If he elects to become a Holder, he shall give notice to the Company to that effect. If he elects to transfer the Share, he shall execute an instrument of transfer of the Share to the transferee. All of the provisions of these Articles relating to the transfer of Shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the Holder and the death, bankruptcy or incapacity of the Holder had not occurred.

19.3

A person becoming entitled to a Share in consequence of the death, bankruptcy or incapacity of a Holder shall have the rights to which he would be entitled if he were the Holder of such Share save that he shall not before being registered as the Holder be entitled in respect of it to be sent any notice given pursuant to these Articles (unless specifically provided for) or to attend or vote at any general meeting or at any separate meeting of the Holders of that class of Shares in the Company.

20.	GENERAL MEETINGS

20.1

All general meetings other than annual general meetings shall be called extraordinary general meetings. Unless the Company by Special Resolution otherwise determines, the Company shall not be required to hold annual general meetings.

20.2

The Directors may call general meetings and, on the requisition of Holders pursuant to the provisions of the Law, shall forthwith proceed to call a general meeting for a date not later than two (2) months after the receipt of the requisition. If there are not sufficient Directors to call a general meeting, any Director or any Holder may call such a meeting.

21.	NOTICE OF GENERAL MEETINGS

21.1

At least fourteen clear days’ notice shall be given of every annual general meeting and of every other general meeting, including without limitation, every general meeting called for the passing of a Special Resolution. A meeting of the Company shall notwithstanding that it is called by shorter notice than that specified in this Article 21.1 be deemed to have been duly called if it is so agreed:

(a)	in the case of an annual general meeting, by all the Holders entitled to attend and vote there at;

(b)

in the case of any other meeting at which a special resolution is proposed, by a majority in number of the Holders having a right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent (95%) of the total voting rights of the Holders who have that right; and

(c)

in the case of any other meeting, by a majority in number of the Holders having a right to attend and vote at the meeting, being a majority together holding not less than ninety per cent (90%) of the total voting rights of the Holders who have that right.

21.2

The notice shall specify the day, time and place of the meeting and the general nature of the business to be transacted and, in the case of an annual general meeting, shall specify the meeting as such.

21.3

Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to all Holders entitled to attend and vote at the meeting, to all persons recognised by the Directors as having become entitled to a Share which entitles the Holder to attend and vote at the meeting following the death, bankruptcy or incapacity of a Holder and to the Directors and auditor (if any).

21.4

The accidental omission to give notice of a meeting to, or the non-receipt of a duly delivered notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

22.	PROCEEDINGS AT GENERAL MEETINGS

22.1

If at any time the Company has only one member, a decision of such single member of which a record in writing is provided to the Company in accordance with Article 95A of the Law shall be as valid and effectual as if it had been agreed by the Company in general meeting.

22.2	No business shall be transacted at any meeting unless a quorum is present. The quorum shall be:

(a)	if all the issued Shares are held by the same Holder, one person being such Holder present in person or by proxy; and

(b)	otherwise, two persons representing in excess of fifty per cent (50%) of the voting rights entitled to vote upon the business to be transacted, each being a Holder present in person or by proxy.

22.3

If such a quorum is not present within half an hour from the time appointed for the meeting or if, during a meeting, such a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or such day, time and place as the chairman may determine and, if at such adjourned meeting, a quorum is not present within five (5) minutes from the time appointed for the holding of the meeting, those Holder(s) present in person or by proxy shall be a quorum.

22.4

The chairman, if any, of the Board or, in his absence, some other Director nominated by the Directors shall preside as chairman of the meeting but, if neither the chairman nor such other Director (if any) is present within fifteen (15) minutes after the time appointed for holding the meeting and willing to act, the Directors present shall elect one of their number to be chairman and, if there is only one Director present and willing to act, he shall be chairman.

22.5

If no Director is willing to act as chairman, or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Holders present and entitled to vote shall choose one of their number to be chairman.

22.6

A Director or a representative of the auditor (if any) shall, notwithstanding that he is not a Holder, be entitled to attend and speak at any general meeting and at any separate meeting of the Holders of any class of Shares.

22.7

The chairman may, with the consent of a general meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the general meeting from time to time and from place to place, but no business shall be transacted at an adjourned general meeting other than business which might properly have been transacted at such meeting had the adjournment not taken place. No notice of any adjourned meeting need be given save that, when a general meeting is adjourned for 14 days or more, at least seven days’ notice shall be given specifying the day, time and place of the adjourned meeting and the general nature of the business to be transacted.

22.8	A resolution put to the vote of a meeting shall be decided on a poll.

22.9

A poll shall be taken as the chairman directs and he may appoint scrutineers (who need not be Holders) and fix a day, time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

22.10	In the case of an equality of votes on a poll the chairman shall not be entitled to a casting vote in addition to any other vote he may have.

23.	VOTE OF HOLDERS

23.1	Voting shall only be by way of a poll at a general meeting or by way of written resolution.

23.2	Each Holder shall have such votes as set out in Article 3.

23.3

In the case of joint Holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint Holders, and seniority shall be determined by the order in which the names of the Holders stand in the register of members of the Company.

23.4

A Holder in respect of whom an order has been made by any court having jurisdiction (whether in Jersey or elsewhere) in matters concerning mental disorder may vote, on a poll, by his receiver, curator or other person authorised in that behalf appointed by that court, and any such receiver, curator or other person may, on a poll, vote by proxy. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be deposited at the Office, or at such other place within Jersey as is specified in accordance with these Articles for the deposit of instruments of proxy, before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and, in default, the right to vote shall not be exercisable.

23.5

No Holder shall vote at any general meeting or at any separate meeting of the Holders of any class of Shares, either in person or by proxy, in respect of any Share held by him unless all moneys presently payable by him in respect of that Share have been paid.

23.6

No objection shall be raised to the qualification of any person to vote save at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

23.7	On a poll, votes may be given either personally or by proxy. A Holder may appoint more than one proxy to attend on the same occasion.

23.8	An instrument appointing a proxy shall be in writing in any usual form, or as approved by the Directors, and shall be executed by or on behalf of the appointor.

23.9

The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed, or a notarially certified copy of such power or authority, shall be deposited at the Office or at such other place as is specified for that purpose in the notice of the meeting or in the instrument of proxy issued by the Company before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll, before the time appointed for taking the poll and, in default, the instrument of proxy shall not be treated as valid.

23.10

A vote given or a poll demanded by proxy or by a duly authorised representative of a body corporate shall be valid notwithstanding the previous determination of the authority of the person voting or demanding a poll unless notice of the determination was received by the Company at the Office or at such other place at which the instrument of proxy was duly deposited before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or the adjourned meeting) the time appointed for taking the poll.

23.11	Where pursuant to clause 11.3 of the 2019 Shareholders’ Agreement, a Restricted Party has its voting rights suspended, and for so long as such suspension is in place, such Restricted Party shall:

(a)	not vote on any Ordinary Resolution, or otherwise exercise any vote as a Holder; and

(b)

be deemed to have irrevocably appointed any person nominated for the purpose by the Board to be its agent in relation all Special Resolution circulated to the Holders, and to indicate in writing in accordance with Article 25.1, that such Restricted Party shall vote an equal number of Shares in favour as against such Special Resolution. After the Special Resolution has been passed, the validity of such proceedings shall not be questioned by any such person for reason of such agent having voted the Restricted Party’s Shares.

24.	CORPORATIONS ACTING BY REPRESENTATIVES

Any corporation which is a Holder may, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any general meeting or at any meeting of any class of Holders, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were a natural person who is a Holder. A corporation present at any meeting by such representative shall be deemed for the purposes of these Articles to be present in person.

25.	RESOLUTIONS IN WRITING

25.1

Anything that may, in accordance with the provisions of the Law, be done by a resolution in writing signed by or on behalf of each Holder who would be entitled to receive notice of and to attend and vote at a general meeting at which such a resolution would be proposed (or by their duly appointed attorneys) is authorised by these Articles without any restriction and shall be valid as if it had been passed at a general meeting of the Company convened and held. A written resolution shall be deemed passed once Holders who (being entitled to receive notice of and to attend and vote at a general meeting at which such resolution would be proposed) hold such number of votes as would be needed to pass such resolution on a poll at a general meeting at which all Holders entitled to vote thereat were present and voting (being the “specified majority” for the purposes of Articles 95(1C) of the Law) have signified their agreement to it in accordance with the Law.

25.2

The Directors may determine the manner in which resolutions shall be put to Holders pursuant to the terms of this Article and, without prejudice to the discretion of the Directors, provision may be made in the form of a resolution in writing for each Holder to indicate how many of the votes which he would have been entitled to cast at a meeting to consider the resolution he wishes to cast in favour of or against such resolution or to be treated as abstentions and the result of any such resolution in writing need not be unanimous and shall be determined upon the same basis as on a poll.

26.	NUMBER OF DIRECTORS

The number of Directors (other than Alternate Directors) shall not be less than four, except where pursuant to Article 6.7(a)(iii) there are fewer Directors or where the Holders have not exercised their rights to appoint one or more Directors pursuant to Articles 32.4, 32.5 or 32.6. In the event that the number of Director is less than four for any reason then Article 34.5 shall apply.

27.	ALTERNATE DIRECTORS

27.1

Any Director (other than an Alternate Director) may appoint any other Director, or any other person, to be an Alternate Director and may remove from office an Alternate Director so appointed by him. The appointment of an Alternate Director shall not require approval by a resolution of the Directors.

27.2

An Alternate Director shall be entitled to attend, participate in, be counted towards a quorum and vote at any meeting of Directors and any meeting of committees of Directors of which his appointor is a member at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence but shall not be entitled to receive any remuneration from the Company for his services as an Alternate Director. It shall not be necessary to give notice of a meeting of the Directors to any Alternate Director.

27.3	An Alternate Director shall cease to be an Alternate Director if his appointor ceases to be a Director.

27.4	Any appointment or removal of an Alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

27.5

Save as otherwise provided in these Articles, an Alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the Director appointing him.

28.	DISQUALIFICATION AND PROCEEDINGS AT MEETINGS OF DIRECTORS

28.1	The office of Director shall be vacated if:

(a)	he ceases to be a Director by virtue of any provision of the Law or becomes prohibited by law from, or is disqualified from, being a Director; or

(b)	he becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)	he resigns his office by notice to the Company; or

(d)

where a director’s appointment was made following a nomination by a Holder or Holders (and provided that the circumstances of such nomination contemplate subsequent removal by that Holder or those Holders), written notice requesting removal of such director is sent by such Holder(s) to the Company; or

(e)	where the agreed condition of a director’s appointment provides that the office will be vacated on the occurrence of events, on the occurrence of any such event.

28.2

Meetings of the Board shall take place at least four times each year. At least ten (10) Business Days’ advance notice of such meeting shall be given to each Director (except with the consent of a majority of the Board or such greater number as is determined by the Board, when board meetings may take place less frequently or on shorter notice). Notice of a meeting of the Board shall be in writing (which shall include email to the address provided by each Director to the Company for these purposes), shall be accompanied by an agenda of the business to be proposed at the meeting and such other information as is determined by the Board. Notice of a meeting of a Board shall also be accompanied, to the extent reasonably practicable, by all papers to be circulated or presented at that meeting. The Company shall cause minutes of each meeting of the Board to be made and circulated to each Director within ten (10) Business Days of the date of the relevant meeting.

28.3

The quorum for the transaction of the business of the Directors may be fixed by the Directors and, unless so fixed at any other number, shall be two, except in the case of any matter where only one Director may vote and count in the quorum due to the others’ conflict of interest, in which case the quorum shall be one. A person who is an Alternate Director shall be counted in the quorum, and any Director acting as an Alternate Director shall, in the absence of the Director for whom he acts as Alternate Director, also be counted as one for each of the Directors for whom he acts as Alternate Director.

28.4

Any Director who participates in the proceedings of a meeting by means of a communication device (including, without limitation, a telephone) that allows all the other Directors present at the meeting (whether in person, alternate or using a communication device) to hear that Director at all times, and that Director to hear all other Directors present at the meeting (by whatever means) at all times, shall be deemed to be present at the meeting and counted in the quorum. A meeting held by these means shall be deemed to take place where the largest number of participants is assembled. In the absence of a majority, the chairman’s location shall be deemed to be the place of the meeting.

28.5

Subject to the provisions of the Law, a Director may not vote at a Board meeting, or form part of a quorum present at that meeting, in relation to any matter in which he has, directly or indirectly, an interest or duty which conflicts (or may conflict) with the interests of the Company (a “Conflict”), save with the prior written consent of each other Director of the Company who is not also subject to the same Conflict provided that in the event that all Directors have a Conflict then all Directors may vote at a Board meeting and form part of a quorum present at that meeting.

28.6

The Directors may appoint one of their number to be chairman of the Board and may at any time remove him from that office. Unless he is unwilling to do so, the Director so appointed shall preside at every meeting of Directors at which he is present. If there is no Director holding that office, or if the Director holding it is unwilling to preside or is not present within five (5) minutes after the time appointed for the meeting, the Directors may appoint one of their number to be chairman of the meeting. The chairman shall not have a casting vote.

28.7

All acts done by a meeting of Directors, or by a committee duly authorised by the Directors, or by a person acting as a Director or Alternate Director shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any Director or Alternate Director or member of such committee or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or Alternate Director or member of such committee and had been entitled to vote.

28.8

A resolution in writing signed by any one Director representing each Shareholder entitled to appoint directors of the Company, or all Directors constituting a committee duly authorised by the Directors, shall be as valid and effectual as if it had been passed at a meeting of Directors or (as the case may be) a committee duly authorised by the Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors or, in the case of a committee, the members of such committee provided that a resolution signed by an Alternate Director need not also be signed by his appointor and, if it is signed by a Director who has appointed an Alternate Director, it need not be signed by the Alternate Director in that capacity.

28.9

A Director may resign from office as a Director by giving notice in writing to that effect to the Company at the Office, which notice shall be effective upon such date as may be specified in such notice, failing which upon delivery, to the Office.

29.	POWERS OF DIRECTORS

29.1

Subject to the provisions of the Law, the Memorandum and these Articles, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company in any part of the world.

29.2	No alteration of the Memorandum or these Articles shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given.

29.3

The powers given by this Article shall not be limited by any special power given to the Directors by these Articles and a meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

29.4

The Directors may, by power of attorney or otherwise, appoint any person to be the agent of the Company for such purposes and on such conditions as they determine, including authority for the agent to delegate all or any of his powers.

29.5

The Directors may delegate any of their powers to any committee consisting of one or more Directors and (if thought fit) one or more other persons, provided that a majority of the members of the committee shall be Directors. No resolution of a committee shall be effective unless a majority of those present when it is passed are Directors. The Directors may also delegate to any managing director of the Company or any other Director (whether holding any other executive office or not) such of their powers as they consider desirable to be exercised by him. Any such delegation may be made subject to any conditions that the Directors may impose, either collaterally with or to the exclusion of their own powers, and may be revoked or altered. Subject to any such conditions, the proceedings of a committee shall be governed by these Articles regulating the proceedings of Directors so far as they are capable of applying.

30.	REMUNERATION OF DIRECTORS

Directors shall be entitled to such remuneration in accordance with such agreements relating to the provision of the services of the Directors as shall be entered into by the Company from time to time and, unless such agreement provides otherwise, the remuneration shall be deemed to accrue from day to day.

31.	DIRECTORS’ EXPENSES

The Directors may be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees or general meetings or separate meetings of the Holders of any class of Shares or of debentures of the Company or otherwise in connection with the discharge of their duties.

32.	DIRECTORS’ APPOINTMENTS AND INTERESTS

32.1

Subject to the provisions of the Law and save in the case of any matter arising under Article 6.6 and Article 6.7, and provided that he has disclosed to the Directors the nature and extent of any of his interests which may conflict to a material extent with the interests of the Company at the first meeting of the Directors at which a transaction is considered or as soon as practicable after that meeting by notice in writing to the secretary or has otherwise previously disclosed that he is to be regarded as interested in a transaction with a specific person, a Director notwithstanding his office:

(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

(b)

may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested or the interests of which may conflict with those of the Company;

(c)

shall not, by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit; and

(d)	may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as though he were not a Director.

32.2	For the purposes of this Article:

(a)

a general notice given by or on behalf of a Director to the Directors that such Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement with a specified person or class of persons shall be deemed to be sufficient disclosure of his interest in any such transaction or arrangement; and

(b)	an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

32.3

Where a disclosure of an interest is made to the secretary in accordance with Article 32.1 the secretary shall inform the Directors that it has been made and table the notice of the disclosure to the next meeting of the Directors. Any disclosure at a meeting of the Directors shall be recorded in the minutes of the meeting.

32.4

Except as specified in any shareholders’ agreement, shareholders’ deed or subscription agreement in force between any of the Shareholders and the Company, the Holders of a majority of the A Ordinary Shares shall have the right from time to time to appoint such number of persons to be Directors of each Group Company equal to the number of Directors which the Holders of B Ordinary Shares and Series C Preferred Shares are entitled to appoint (in aggregate) plus one additional Director; and in each case to remove from office any person so appointed and to appoint another person in his or her place. For as long as the Holders of a majority of the A Ordinary Shares have not appointed one or more additional Directors to the Board which they would be entitled to appoint pursuant to this Article 32.4, a Director already appointed by them to the Board shall, in respect of any votes of the Board, be entitled to exercise such number of additional votes as is equivalent to the number of additional Directors not appointed by the Holders of a majority of the A Ordinary Shares to the Board.

32.5

The Series C Largest Shareholder shall have the right from time to time to appoint one person to be a Director and to remove from office any person so appointed and to appoint another person in his or her place.

32.6

For so long as a holder of B Ordinary Shares or Series C Preferred Shares is also a Qualifying Stakeholder, each such Qualifying Stakeholder (other than the Series C Largest Shareholder where the Series C Largest Shareholder has appointed a person to be a Director pursuant to Article 32.5), shall have the right from time to time to appoint one person to be a Director for each whole Qualifying Stake held by them and to remove from office any person so appointed and to appoint another person in his or her place.

33.	DIRECTORS’ GRATUITIES AND PENSIONS

Subject to Article 30, a Director’s remuneration may:

(a)	take any form; and

(b)	include any arrangements in connection with the payment of a pension, allowance or gratuity, or any death, sickness or disability benefits, to or in respect of that Director.

34.	PROCEEDINGS OF DIRECTORS

34.1

Where there are no other Directors a single Director (whether it be a corporate or individual Director) shall cause to be prepared written memoranda of the resolutions adopted by him from time to time in or about the transaction of the business of the Company which shall be entered in the books maintained pursuant to the provisions of these Articles. Where there are two or more Directors the provisions of Articles 34.2 to 34.5 shall apply to regulate the meetings and proceedings of the Directors.

34.2	Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

34.3	A Director may, and the secretary at the request of a Director shall, call a meeting of the Directors.

34.4

Subject to the provisions of any shareholders’ agreement or subscription agreement in force between any of the Shareholders and the Company from time to time, questions arising at a meeting of Directors shall be decided by a majority of votes. A person who has been appointed as an Alternate Director by one or more Directors shall have one vote in respect of each such appointment, in addition to any vote that he may be entitled to as a Director.

34.5	The Directors may act notwithstanding any vacancies in their number.

35.	LIEN

35.1

The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share shall extend to any amount payable in respect of it.

35.2

Without prejudice to the provisions of these Articles providing for the forfeiture or surrender of Shares, the Company may sell in such manner as the Directors may determine any Shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 days after notice has been given to the Holder of such Shares or, where required by law, to the person entitled to it, demanding payment and stating that, if the notice is not complied with, the Shares may be sold.

35.3	To give effect to a sale of Shares pursuant to this Article, the Directors may authorise some person to execute an instrument of transfer in respect of the Shares.

35.4

A person any of whose Shares have been sold pursuant to this Article shall cease to be a Holder in respect of them and shall deliver to the Company for cancellation the certificate for the Shares sold but shall remain liable to the Company for all moneys which, at the date of sale, were presently payable by him to the Company in respect of those Shares with interest at the rate at which interest was payable on those moneys before such sale or at such rate not exceeding ten per cent (10%) per annum as the Directors may determine from the date of sale until payment provided that the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.

35.5

The net proceeds of the sale after payment of the costs of such sale shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue shall (upon delivery to the Company for cancellation of the certificate or certificates for the Shares sold and subject to a like lien for any moneys not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale. The purchaser shall be registered as the Holder of the Shares so transferred and he shall not be bound to see the application of the purchase money nor shall his title to the Shares be affected by any irregularity in the proceedings in reference to the sale.

36.	CALLS ON SHARES AND FORFEITURE

36.1

Subject to the provisions of these Articles and to any terms of allotment, the Directors may make calls upon the Holders in respect of any consideration agreed to be paid for such Shares that remains unpaid (whether on account of the nominal amount of the Shares or share premium) and each Holder shall (subject to receiving at least 14 days’ notice specifying when and where payment is to be made (unless otherwise fixed by the conditions of application or allotment)) pay to the Company as required by the notice the amount called on such Shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or part and payment of a call may be postponed in whole or part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect whereof the call was made.

36.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

36.3	The joint Holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

36.4

If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest on the amount unpaid from the day upon which it became due and payable until it is paid at the rate fixed by the terms of allotment of the Share or in the notice of the call or at such rate not exceeding ten per cent (10%) per annum as the Directors may determine provided that the Directors may waive payment of the interest wholly or in part.

36.5

An amount payable in respect of a Share on allotment or at any fixed date shall be deemed to be a call and. if it is not paid, the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call. The Company may accept from a Holder the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

36.6	Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares for a difference between the Holders in the amounts and times of payment of calls on their Shares.

36.7

If a call remains unpaid after it has become due and payable, the Directors may give to the person from whom it is due not less than 14 days’ notice requiring payment of the amount unpaid together with any interest which may have accrued. The notice shall name the time and the place where payment is to be made and shall state that, if the notice is not complied with, the Shares in respect of which the call was made will be liable to be forfeited.

36.8

If the notice referred to in Article 36.7 is not complied with, any Share in respect of which it was given may, at the discretion of the Directors and before the payment required by the notice has been made, either:

(a)	be forfeited by a resolution of the Directors and the forfeiture shall include all distributions orother moneys payable in respect of the forfeited Shares and not paid before the forfeiture; or

(b)	be accepted by the Company as surrendered by the Holder thereof in lieu of such forfeiture.

36.9

A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors determine either to the person who was before the forfeiture the Holder or to any other person and, at any time before sale, re-allotment or other disposition, the forfeiture or surrender may be cancelled on such terms as the Directors think fit. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer in respect of the Share.

36.10

A person any of whose Shares have been forfeited or surrendered shall cease to be a Holder in respect of them and shall deliver to the Company for cancellation the certificate for the Shares forfeited or surrendered but shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares with interest at the rate at which interest was payable on those moneys before such forfeiture or surrender or at such rate not exceeding ten per cent (10%) per annum as the Directors may determine from the date of forfeiture or surrender until payment provided that the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of forfeiture or surrender or for any consideration received on their disposal.

36.11

A declaration under oath by a Director or the secretary that a Share has been forfeited or surrendered on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the Share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture, surrender or disposal of the Share.

37.	PARTLY PAID SHARES

If the subscription price of any share (including any premium) is partly paid, the rights to distribution and on a return of capital of any such share shall be reduced in the same proportion as the unpaid amount bears to the total subscription price.

38.	INDEMNITY

38.1	Subject to Article 38.2, a relevant director of the Company or an associated company may be indemnified out of the Company’s assets against:

(a)

any liability incurred by that director and any expense reasonably incurred or paid by him in connection with any action, claim, suit or proceeding in which that director becomes involved (as a party or otherwise) by virtue of him having been a director of the Company or an associated company, provided that no indemnification shall be provided against any liability owed by reason of willful default, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office;

(b)	any liability incurred by that director in connection with the activities of the Company or an associated company in its capacity as a trustee of an occupational pension scheme; and

(c)	any other liability incurred by that director as an officer of the Company or an associated company.

38.2	This Article does not authorise any indemnity which would be prohibited or rendered void by any applicable law.

38.3	In this Article:

(a)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate; and

(b)	a “relevant director” means any director or former director of the company or an associated company.

38.4

The Directors, may without sanction of the Company in general meeting, authorise the purchase or maintenance by the Company for any officer or former officer of the Company of any such insurance as is permitted by the Law in respect of any liability which would otherwise attach to such officer or former officer.

39.	SECRETARY

Subject to the provisions of the Law, the secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit and any secretary so appointed may be removed by them.

40.	MINUTES

The secretary shall cause minutes to be made in books kept for the purpose in accordance with the Law.

41.	DISTRIBUTIONS

41.1

Subject to the provisions of the Law and the provisions of any shareholders’ agreement or subscription agreement in force between any of the Shareholders and the Company from time to time, the Company may by Ordinary Resolution declare distributions in accordance with the respective rights of the Holders, but no distribution shall exceed the amount recommended by the Directors.

41.2

Subject to the provisions of the Law and of these Articles, and the provisions of any shareholders’ agreement or subscription agreement in force between any of the Shareholders and the Company from time to time, the Directors may pay interim distributions as they see fit. If different classes of Shares have been issued, the Directors may pay interim distributions on Shares which confer deferred or non-preferred rights with regard to distribution as well as on Shares which confer preferential rights with regard to distribution, but no interim distribution shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential distribution is in arrears. The Directors may also pay at intervals settled by them any distribution payable at a fixed rate. Provided that the Directors act in good faith, they shall not incur any liability to the Holders of Shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim distribution on any Shares having deferred or non-preferred rights.

41.3

Save as otherwise provided by the rights attached to Shares, all distributions shall be declared and paid according to the amounts paid up on the Shares on which the distribution is paid. All distributions shall be apportioned and paid proportionately to the amounts paid up on the Shares during any portion or portions of the period in respect of which the distribution is paid but, if any Share is issued on terms providing that it shall rank for distribution as from a particular date, that Share shall rank for distribution accordingly.

41.4

A general meeting declaring a distribution may, upon the recommendation of the Directors, and subject to the passing of a Special Resolution, direct that it shall be satisfied wholly or partly by the issue of Shares or by the distribution of assets and, where any difficulty arises in regard to the distribution, the Directors may settle the difficulty and fix the value for distribution of any assets and may determine that cash shall be paid to any Holder upon the footing of the value so fixed in order to adjust the rights of Holders and may vest any assets in trustees.

41.5

Any distribution or other moneys payable in respect of a Share may be paid by cheque sent by post to the registered address of the Holder or the person recognised by the Directors as entitled to the Share or, if two or more persons are the Holders or are recognised by the Directors as jointly entitled to the Share, to the registered address of the first Holder named in the register of members of the Company or to such person or persons entitled and to such address as the Directors shall in their absolute discretion determine. Every cheque shall be made payable to the order of the person or persons entitled or as the Directors shall in their absolute discretion determine to such other person as the person or persons entitled may in writing direct and payment of the cheque shall be a good discharge to the Company. Any joint Holder or other person jointly entitled to a Share as aforesaid may give receipts for any distribution or other moneys payable in respect of such Share.

41.6

The Directors may deduct from any distribution or other moneys payable to any Holder or other person entitled on or in respect of a Share all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to any Shares held by such Holder or other person entitled.

41.7	No distribution or other moneys payable in respect of a Share shall bear interest against the Company unless otherwise provided by the rights attached to such Share.

41.8	Any distribution which has remained unclaimed for 10 years from the date when it became due for payment shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company.

42.	ACCOUNTS AND AUDITS

42.1

The Company shall keep accounting records and the Directors shall prepare accounts of the Company, made up to such date in each year as the Directors shall from time to time determine in accordance with and subject to the provisions of the Law.

42.2

Subject to the provisions of any shareholders’ agreement or subscription agreement in force between any of the Shareholders and the Company from time to time, no Holder shall (as such) have any right of inspecting any accounting records or other book or document of the Company save as conferred by the Law or authorised by the Directors or by Ordinary Resolution.

42.3	The Company may appoint an auditor to examine the accounts and report there on in accordance with the Law.

43.	CAPITALISATION OF PROFITS

43.1	Subject always to the provisions of Article 4 the Directors may, with the authority of an Ordinary Resolution:

(a)

subject as hereinafter provided, resolve to capitalise any undivided profits of the Company not required for paying any preferential distribution (whether or not they are available for distribution) or any sum standing to the credit of the Company’s capital redemption reserve and/or share premium account;

(b)

appropriate the sum resolved to be capitalised to the Holders in proportion to the number or nominal amounts of the Shares (whether or not fully paid) held by them respectively which would entitle them to participate in a distribution of that sum if the Shares were fully paid and the sum were distributable and were distributed by way of distribution and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any Shares held by them respectively, or in paying up and allotting unissued Shares or debentures of the Company credited as partly or fully paid to those Holders, or as they may direct, in those proportions, or partly in one way and partly in the other provided that any profits which are not available for distribution, and the share premium account may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Holders credited as fully paid up;

(c)	make such provision by the payment in cash or otherwise as they determine in the case of Shares or debentures becoming distributable under this Article in fractions; and

(d)

authorise any person to enter on behalf of all the Holders concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid, of any Shares or debentures to which they are entitled upon such capitalisation, any agreement made under such authority being binding on all such Holders.

44.	NOTICES

44.1

Any notice to be given to or by any person pursuant to these Articles shall be in writing and may be given by email or any other electronic method provided that a notice calling a meeting of the Directors need not be in writing.

44.2

The Company may give any notice to a Holder either personally, by sending it by post in a prepaid envelope addressed to the Holder at his registered address (or, if another address is provided for this purpose, to that address), by leaving it at that address or by emailing the notice to the Holder’s electronic address last notified to the Company by the Holder. In the case of joint Holders of a Share, all notices shall be given to the joint Holder whose name stands first in the register of members of the Company in respect of the joint holding and notice so given shall be sufficient notice to all the joint Holders.

44.3

A Holder present, either in person or by proxy, at any general meeting or of the Holders of any class of Shares shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

44.4

Every person who becomes entitled to a Share shall be bound by any notice in respect of that Share which, before his name is entered in the register of members, has been duly given to a person from which he derives his title.

44.5

Any notice given to a Shareholder shall be in writing and shall be delivered by hand, by courier or by recorded delivery post, sent by e-mail (if an email address is provided for the purpose), or sent by prepaid first class post or airmail to the address of the Shareholder contained in the register of member. A notice shall be deemed to have been duly made or given: (a) if delivered by hand, recorded delivery post or by courier, upon delivery, (b) if sent by correctly addressed first class post, two (2) Business Days after the date of posting, (c) if sent by correctly addressed airmail, five (5) Business Days after the date of posting, or (d) sent by correctly addressed email, at the time the email was sent, provided that if. in accordance with the above provisions, any such notice would be deemed to have been made or given after 5.30 p.m. (local time in the place of receipt) on any Business Day, such notice shall be deemed to have been made or given at 8.00 a.m. (local time in the place of receipt) on the next Business Day.

44.6

A notice may be given by the Company to the persons recognised by the Directors as being entitled to a Share in consequence of the death, bankruptcy or incapacity of a Holder by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Holder, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or curator of the Holder or by any like description at the address, if any, supplied for that purpose by such persons. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death, bankruptcy or incapacity had not occurred. If more than one person would be entitled to receive a notice in consequence of the death, bankruptcy or incapacity of a Holder, notice given to anyone of such persons shall be sufficient notice to all such persons.